Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

SM ENERGY COMPANY

as Seller

and

CONVERSE ENERGY ACQUISITIONS, LLC

as Buyer

DATED January 8, 2018

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Schedules

Schedule 2.5	Allocated Values
Schedule 3.6	Litigation
Schedule 3.7(a)	Material Contracts
Schedule 3.9	Disputed Royalties
Schedule 3.10	Imbalances
Schedule 3.11	AFEs
Schedule 3.12	Environmental Matters
Schedule 3.13	Asset Taxes
Schedule 3.17(a)	Non-Consent Operations
Schedule 3.17(b)	Payout Status
Schedule 3.18	Permits
Schedule 3.21	Sufficiency and Condition of Assets
Schedule 3.22	Suspense Funds
Schedule 3.24	Bonds and Letters of Credit
Schedule 3.25	Drilling Obligations
Schedule 3.26	Lease Matters
Schedule 3.31(a)	Phase I Wells
Schedule 3.31(b)	Phase II Wells
Schedule 3.32(a)	Federal Lease Suspensions of Production or Operations
Schedule 3.32(b)	Unit Agreement Matters
Schedule 3.32(c)	USFS Rights of Way
Schedule 6.4	Consents and Preferential Rights
Schedule 8.1	Permitted Operations
Schedule 14.2	Notices
Schedule I	Material Easements and Rights of Way
Schedule IA	Townships
Schedule IB	Business Employees
Schedule IC	Excluded Wells
Schedule ID	Held By Production and Held By Unit Leases

Exhibits

Exhibit A	Leases
Exhibit B	Wells and Sections
Exhibit C	Form of Assignment
Exhibit D	Form of Seismic License Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Access Agreement

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THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of January 8, 2018 (the “Execution Date”) between SM ENERGY COMPANY, a Delaware corporation (“SM Energy”) and CONVERSE ENERGY ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”).  SM Energy and Buyer shall sometimes be referred to herein together as the “Parties”, and each individually as a “Party”.

RECITALS

WHEREAS, SM Energy owns certain oil and gas leases located in Wyoming and associated assets as more fully described below; and

WHEREAS, SM Energy desires to sell and Buyer desires to purchase the Assets (as defined below) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement shall have the meanings given such terms in Annex I.

Section 1.2                                    Interpretation.  All references in this Agreement to Exhibits, Schedules, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP, as in effect on the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Schedules, Annexes and Exhibits referred to herein are attached to and made a part of this Agreement.  Unless expressly stated otherwise, references to any Law or contract shall mean such Law or contract as it may be amended from time to time.

ARTICLE II

PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.

(a)                                 Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from SM Energy, and SM Energy agrees to sell, assign and deliver to Buyer the Assets for the consideration specified in this Article II.

(b)                                 SM Energy shall reserve and retain all of the Excluded Assets.

Section 2.2                                    Purchase Price.  Subject to the other terms and conditions of this Agreement, the purchase price for the Assets shall be Five Hundred Million Dollars ($500,000,000) (the “Purchase Price”).  The Purchase Price shall be payable as follows:

(a)                                 Concurrently with the execution and delivery of this Agreement, Buyer shall deliver to the Escrow Agent by wire transfer in immediately available funds into the account designated in the Escrow Agreement, the sum of Fifty Million Dollars ($50,000,000) (such amount, together with any interest earned thereon, the “Deposit”).

(b)                                 At Closing, Buyer shall pay SM Energy the Closing Amount by wire transfer in immediately available funds.

Section 2.3                                    Deposit.

(a)                                 The Deposit shall be held in an escrow account that will be administered in accordance with the Escrow Agreement.

(b)                                 If the transactions contemplated herein are consummated in accordance with the terms hereof, the Deposit shall be disbursed to SM Energy on the Closing Date and taken into account in determining the Closing Amount to be paid by Buyer at the Closing.

(c)                                  If this Agreement is terminated by Buyer or SM Energy in accordance with Section 12.1, the Deposit shall be disbursed to Buyer or SM Energy as provided in Section 12.2.

(d)                                 All such disbursements by the Escrow Agent of the Deposit shall be made pursuant to joint instructions executed by Buyer and SM Energy or, in the absence of such joint instructions, upon the satisfaction and fulfillment of all of the conditions and requirements set forth in the Escrow Agreement relating to such disbursements in the absence of joint instructions.

Section 2.4                                    Adjustments to Purchase Price.

(a)                                 For purposes of determining the amounts of the adjustments to the Purchase Price provided for in this Section 2.4, the principles set forth in this Section 2.4(a) shall apply.  Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Units, Leases, Sections and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the ownership or operation of the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred at and after the Effective Time.  SM Energy shall be entitled to all Hydrocarbon production from or attributable to the Units, Leases, Sections and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the ownership or operation of the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred prior to the Effective Time.  “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein.  For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases, Sections and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases, Sections and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  SM Energy shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.  As part of the Preliminary Settlement Statement, upon written request from SM Energy, Buyer shall provide to SM Energy such data in Buyer’s possession as is reasonably necessary to support any estimated allocation, for purposes of establishing the Closing Amount.

(b)                                 The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)                                     an amount equal to the value of all Hydrocarbons produced from or attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including Hydrocarbon inventory but excluding tank bottoms, linefill and linepack) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by SM Energy attributable to such sale), net of amounts payable as royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of such production;

(ii)                                  an amount equal to all Operating Expenses paid by SM Energy that are attributable to the Assets during the Interim Period, whether paid before or after the Effective Time;

(iii)                               the amount of all Asset Taxes allocated to Buyer in accordance with Section 10.1(a) but paid or otherwise economically borne by SM Energy; and

(iv)                              any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties in writing.

(c)                                  The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)                                     an amount equal to all proceeds actually received by SM Energy attributable to the sale of Hydrocarbons (A) produced from or attributable to the Assets during the Interim Period or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including Hydrocarbon inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 2.4(b)(i);

(ii)                                  if SM Energy makes the election under Section 6.2(c)(i) with respect to an asserted Title Defect, the Title Defect Amount with respect to such Title Defect as provided in Section 6.2(c)(i);

(iii)                               if SM Energy makes the election under Section 7.1(b)(i) with respect to an asserted Environmental Defect, the Remediation Amount with respect to such Environmental Defect as provided in Section 7.1(b)(i);

(iv)                              if SM Energy makes the election under Section 7.1(b)(iii) with respect to an Environmental Defect, the Allocated Value of the Environmental Defect Property that is subject to such Environmental Defect, together with the Allocated Value of all associated Assets excluded under Section 7.1(b)(iii) in connection therewith;

(v)                                 an amount equal to the Allocated Values of the Assets excluded from the transactions contemplated hereby pursuant to Section 5.1(b), Section 6.4(c)(ii), and Section 6.4(d)(i), as applicable, together with the Allocated Value of all associated Assets excluded under such Sections in connection therewith;

(vi)                              the value of any applicable Casualty Loss under Section 6.3(b)(ii)(B);

(vii)                           an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by SM Energy in suspense as of the Closing Date and listed on Schedule 3.22;

(viii)                        an amount equal to all Operating Expenses and other costs and expenses (other than, for the avoidance of doubt, any Taxes) paid by Buyer that are (A) attributable to the Assets prior to the Effective Time or (B) costs and expenses specifically excluded from the definition of Operating Expenses for which SM Energy retains responsibility under the terms of this Agreement;

(ix)                              the amount of all Asset Taxes allocated to SM Energy in accordance with Section 10.1(a) but paid or otherwise economically borne by Buyer; and

(x)                                 any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties in writing.

(d)                                 If, prior to determination of the Final Settlement Statement, Buyer or SM Energy discovers an error in the Imbalances set forth in Schedule 3.10, then the Purchase Price shall be adjusted (based on a value of $2.00 per Mcf), and Schedule 3.10 will be deemed amended to reflect the Imbalances for which the Purchase Price is so adjusted.

(e)                                  In the event either (a) Buyer or its Affiliates receives revenues attributable to the ownership or operation of the Assets for any periods prior to the Effective Time or (b) SM Energy or any of its Affiliates receives revenues attributable to the ownership or operation of the Assets for any periods after the Effective Time which revenues, in either case, are not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, the receiving Person will hold such revenues for the exclusive benefit of the Person entitled thereto pursuant to this Agreement and, if not taken into account for purposes of the Preliminary Settlement Statement or the Final Settlement Statement, shall promptly deliver such funds to the appropriate Person within thirty (30) days after receipt.  In the event (i) Buyer pays monies for Operating Expenses attributable to the ownership or operation of the Assets for any periods prior to the Effective Time for which SM Energy is responsible pursuant to the terms of this Agreement or (ii) SM Energy pays monies for Operating Expenses attributable to the ownership or operation of the Assets for any periods after the Effective Time for which Buyer is responsible pursuant to the terms of this Agreement which payment, in either case, is not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, then (x) such paying Person shall deliver the owing Person an invoice and proof of payment with respect to such Operating Expenses and (y) within five (5) Business Days after receipt of the applicable invoice and proof of payment are received by the owing Person, the owing Person shall (subject to clause (c) of the definition of Retained Obligations) reimburse the applicable paying Person.  The provisions of this Section 2.4(e) will no longer apply from and after the date that is one (1) year after the Closing Date, but nothing in the foregoing provisions in this sentence shall be a limitation on the Parties’ respective indemnification obligations set forth in Section 13.2 or Section 13.3, as applicable.

Section 2.5                                    Allocated Value.  SM Energy and Buyer have agreed upon an allocation of the unadjusted Purchase Price among each of the Wells and Sections, and such allocations are set forth on Schedule 2.5 (the “Allocated Value”).  SM Energy and Buyer agree that the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein.  Any adjustments to the Purchase Price, other than the adjustments provided for in Section 2.4, shall be applied on a pro rata basis to the amounts set forth in Schedule 2.5 for the Wells and Sections.  After all such adjustments are made, any adjustments to the Purchase Price made pursuant to Section 2.4 shall be applied to the amounts set forth on Schedule 2.5 for the particular affected Well or Section.

Section 2.6                                    Settlement; Disputes.

(a)                                 Not less than five (5) Business Days prior to the Closing, SM Energy shall prepare and submit to Buyer for review a draft settlement statement using the best information available to SM Energy (the “Preliminary Settlement Statement”) that shall set forth the adjusted Purchase Price reflecting each adjustment made in good faith in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount.  Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer has the right, but not the obligation, to deliver to SM Energy a written report containing all changes with the explanation therefor that Buyer proposes to be made to the

Preliminary Settlement Statement.  The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Purchase Price at Closing (such adjusted price, the “Preliminary Purchase Price”).  If the Parties cannot agree in writing on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by SM Energy in accordance with this Agreement will be used to adjust the Purchase Price at Closing.

(b)                                 On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by SM Energy, based on actual revenue and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price.  SM Energy shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made.  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within 90 days, after receipt of the Final Settlement Statement, Buyer has the right, but not the obligation, to return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon in writing by SM Energy and Buyer, the Final Settlement Statement shall be final and binding on the Parties, and such final Purchase Price (the “Final Purchase Price”) shall be final and binding on the Parties, in each case, without limiting any payments to be made by one Party to the other Party pursuant to Section 10.1(c) or Buyer’s right to indemnity under Section 13.2(h) for Seller Taxes.  Once the Final Purchase Price has been agreed upon by the Parties pursuant to this Section 2.6(b) or determined by the Accounting Arbitrator pursuant to Section 2.6(c), as applicable, the Parties shall execute a certificate setting forth such agreed or determined, as applicable, Final Purchase Price, which shall be binding on the Parties for all purposes of this Agreement, without limiting any payments to be made by one Party to the other Party pursuant to Section 10.1(c) or Buyer’s right to indemnity under Section 13.2(h) for Seller Taxes. Within three (3) Business Days after the Final Purchase Price becomes final and binding, SM Energy or Buyer, as applicable, shall pay to the other Party the amount, if any, by which the Final Purchase Price is less than or exceeds, as applicable, the Preliminary Purchase Price as shown on the Preliminary Settlement Statement.

(c)                                  If the Parties are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and SM Energy shall, within 14 Business Days following the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Houston, Texas office of KPMG LLP or such other Person as the Parties may mutually select in writing to serve as an accounting arbitrator (provided, that if KPMG LLP is unable or unwilling to serve as an accounting arbitrator and the Parties are unable to mutually agree in writing upon an alternative accounting arbitrator, then the Houston, Texas office of the AAA shall choose an accounting arbitrator (KPMG LLP or such other Person agreed to in writing by the Parties or chosen by the AAA, the “Accounting Arbitrator”)), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  The Accounting Arbitrator, once appointed, shall have no ex parte communications with either Party concerning the expert determination or the underlying dispute. All communications between any Party and the Accounting Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ prior written notice. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either SM Energy’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above (but, for the avoidance of doubt, the Accounting Arbitrator may choose one Party’s position with respect to one or more matters and choose the other Party’s position with respect to the other matters); provided, that notwithstanding anything to the contrary, the Accounting Arbitrator shall act as an arbitrator only with respect to the items disputed by Buyer  in the Dispute Notice and may not alter any item in the Final Settlement Statement that is not disputed by Buyer in the Dispute Notice.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against the Parties in any court of competent jurisdiction, and the final Purchase Price as determined by the Accounting Arbitrator (together with the portions of the Final Purchase Price (if any) previously agreed to in writing by the Parties) shall be the Final Purchase Price for purposes of this Agreement, without limiting any payments to be made by one Party to the other Party pursuant to Section 10.1(c) or Buyer’s right to indemnity under Section 13.2(h) for Seller Taxes.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Purchase Price adjustments submitted by each Party and may not award damages, interest or penalties to any Party with respect to any matter. SM Energy and Buyer shall each bear their own legal fees and other costs of presenting its case.  Notwithstanding anything to the contrary, the costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by SM Energy.

(d)                                 Notwithstanding anything to the contrary, the Accounting Arbitrator shall not determine any matter that is subject to determination by the Title Arbitrator or the Environmental Arbitrator pursuant to this Agreement and, if any such matter is not resolved in accordance with this Agreement as of the time the Final Settlement Statement is to be otherwise finalized, then such matter shall not be taken into account in the Final Settlement Statement.

Section 2.7                                    Section 1031 Like-Kind Exchange.  Notwithstanding anything herein to the contrary, SM Energy and Buyer hereby agree that SM Energy shall have the right at any time prior to  completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (an “Exchange”).  Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose.  If SM Energy assigns all or any of its rights to a Qualified Intermediary pursuant to this Section 2.7, SM Energy agrees to notify Buyer in writing of such assignment at or before the Closing, and Buyer agrees to (a) consent to SM Energy’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by SM Energy) into a qualified escrow or qualified trust account(s) at Closing as directed by the Qualified Intermediary and SM Energy in writing. If Buyer assigns all or any of its rights to a Qualified Intermediary pursuant to this Section 2.7, Buyer agrees to notify SM Energy in writing of such assignment at or before the

Closing, and SM Energy agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to SM Energy, (ii) accept the Purchase Price (or a designated portion thereof as specified by Buyer) from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer and the Qualified Intermediary in writing.  SM Energy and Buyer acknowledge and agree that (x) the Closing shall not be delayed or affected by reason of an Exchange, (y) any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and (z) neither Party represents to the other Party that any particular Tax treatment will be given to any Party as a result thereof.  The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.7 shall defend, indemnify, and hold harmless the other Party and its Affiliates from all claims relating to such election. Buyer, by its consent to an Exchange, shall not be responsible in any way for SM Energy’s compliance with such Exchange.

Section 2.8                                    Tax Allocation.  SM Energy and Buyer shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes (the “Tax Consideration”) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable U.S. federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 2.6 (the “Allocation”).  If SM Energy and Buyer have not agreed to an Allocation within thirty (30) days after the date that the Final Settlement is finally determined pursuant to Section 2.6,  then the matter shall be referred to KPMG LLP for final resolution in accordance with the procedures set forth in Section 2.6(c).  Buyer and SM Energy shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code and the decision of KPMG LLP, if applicable, following any adjustment to the Tax Consideration pursuant to this Agreement. Buyer and SM Energy shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and SM Energy shall timely file with the IRS, and neither SM Energy nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law. Notwithstanding the preceding sentence, the Parties agree that it will not be inconsistent with the Allocation for (a) Buyer’s cost for the Project Assets to differ from the total amount allocated in the Allocation to reflect capitalized acquisition costs not included in the total amount allocated pursuant to this Section 2.8, (b) the amount realized by SM Energy to differ from the total amount allocated pursuant to this Section 2.8 to reflect transaction costs that reduce the amount realized for U.S. federal income Tax purposes and (c) Buyer’s and SM Energy’s cost and amount realized, respectively, to differ from the Purchase Price to take into account differences between the Purchase Price and the Tax Consideration, and any other payments to SM Energy treated as purchase price for the Assets for income Tax purposes, and any adjustments to the foregoing hereunder.  Each of Buyer and SM Energy shall promptly notify the other in writing upon the receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation and upon the resolution thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SM ENERGY

SM Energy represents and warrants to Buyer as follows:

Section 3.1                                    Organization, Existence.  SM Energy is a corporation duly formed and validly existing under the Laws of the State of Delaware.  SM Energy has all requisite power and authority to own and operate its property (including, without limitation, the Assets) and to carry on its business as now conducted.  SM Energy is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

Section 3.2                                    Authorization.  SM Energy has full power and authority to enter into and perform this Agreement and the other Transaction Documents to be delivered by SM Energy and the transactions contemplated herein and therein.  The execution, delivery and performance by SM Energy of this Agreement has been, and the execution, delivery and performance by SM Energy of all other Transaction Documents will be when delivered, duly and validly authorized and approved by all necessary corporate action on the part of SM Energy.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement constitutes, and the other Transaction Documents to which SM Energy is a party will constitute when delivered, SM Energy’s legal, valid and binding obligations, enforceable against SM Energy in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.3                                    No Conflicts.  Assuming the receipt of all Consents described on Schedule 6.4 and the waiver of all Preferential Rights described on Schedule 6.4 applicable to the transactions contemplated by this Agreement, the execution, delivery and performance by SM Energy of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby does not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of SM Energy, (b) result in a default or (except for Permitted Encumbrances) the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement (other than the Leases identified on Exhibit A or Applicable Contracts identified on Schedule 3.7(a)) to which SM Energy is a party or by which SM Energy or the Assets may be bound or (c) violate any Law applicable to SM Energy or any of the Assets, or require any approval, consent, ratification, waiver, or other authorization from, or notification of, or filing with any Person (excluding for purposes of this clause (c) with respect to approvals and consents, the Leases identified on Exhibit A or Applicable Contracts identified on Schedule 3.7(a)), except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration, violation or failure to obtain or make such approval, consent, ratification, waiver, authorization, notification or filing would not have a material adverse effect upon the ability of SM Energy to consummate the transactions contemplated by this Agreement.

Section 3.4                                    Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to SM Energy’s Knowledge, threatened in writing against SM Energy or any Affiliate of SM Energy.

Section 3.5                                    Foreign Person.  SM Energy is not a “disregarded entity” or a “foreign person” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations.

Section 3.6                                    Litigation.  Except as set forth on Schedule 3.6, there are no investigations, suits, actions or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings, pending or, to SM Energy’s Knowledge, threatened in writing against SM Energy or any of its Affiliates, or to which SM Energy is a party (i) with respect to its ownership or operation of the Assets or (ii) that would affect the ability of SM Energy to consummate the transactions contemplated by this Agreement in any material respect. To SM Energy’s Knowledge, no investigations, suits, actions or litigation to which SM Energy is not a party which relates to the Assets is pending or threatened in writing.

Section 3.7                                    Material Contracts.

(a)                                 Schedule 3.7(a) sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)                                     any Applicable Contract that (A) can reasonably be expected to result in aggregate payments by SM Energy of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and (B) cannot be terminated by SM Energy or its assignee without penalty or other payment on 60 days’ or less notice;

(ii)                                  any Applicable Contract that can reasonably be expected to result in aggregate revenues to SM Energy of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)                               any Applicable Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Contract, (B) pursuant to its terms requires dedication of any of the Leases and (C) is not terminable by SM Energy or its assignee without penalty or other payment on 60 days’ or less notice;

(iv)                              any Applicable Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Contract pursuant to which SM Energy receives annual revenues, makes annual payments or during the term of such Applicable Contract could reasonably be expected to receive annual revenues or make annual payments, in each case, in excess of $100,000 and (B) is not terminable by SM Energy or its assignee without penalty or other payment on 60 days’ or less notice;

(v)                                 any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(vi)                              any Applicable Contract that constitutes a lease under which SM Energy is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by SM Energy without penalty or other payment upon 60 days or less notice and (B) involves an annual base rental of more than $100,000;

(vii)                           any Applicable Contract with any Affiliate of SM Energy;

(viii)                        any Applicable Contract that is a farmout agreement, participation agreement, exploration agreement, purchase and sale agreement, partnership agreement, joint venture agreement, development agreement, joint operating agreement, unit operating agreement, unit, pooling or communitization agreement, surface use agreement or access agreement or similar Contract;

(ix)                              any Applicable Contract that is a drilling contract;

(x)                                 any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions or similar restrictions on doing business;

(xi)                              any Applicable Contract that provides for a call upon, option to purchase or similar right, in each case, with respect to the Hydrocarbons produced from the Assets;

(xii)                           any Applicable Contract that provides for an irrevocable power of attorney that will be binding on Buyer or the Assets after the Closing;

(xiii)                        any Applicable Contract that is a seismic or other geophysical acquisition or sharing agreement or license; and

(xiv)                       any Applicable Contract pursuant to which SM Energy has an unperformed obligation as of the Effective Time or as of the Execution Date to assign, sell, lease, exchange, transfer or dispose of SM Energy’s interest in any Assets (other than an Applicable Contract that is a Contract for the sale of Hydrocarbons).

(b)                                 Except for such matters that would not have a Material Adverse Effect, (i) there exist no defaults under the Material Contracts by SM Energy or, to SM Energy’s Knowledge, by any other Person that is a party to or otherwise bound by any such Material Contract and (ii) no event has occurred that with notice or the lapse of time or both would constitute any default by SM Energy or, to SM Energy’s Knowledge, any other Person under any such Material Contract.  SM Energy has made available to Buyer complete and accurate copies of all Material Contracts (including all amendments, modifications and supplements thereto) prior to the Execution Date.  SM Energy has not received any written notice from a third party alleging a violation or breach of any Material Contract by SM Energy or any of its Affiliates.  To SM Energy’s Knowledge, the Material Contracts are in full force and effect in accordance with their respective terms.

Section 3.8                                    No Violation of Laws.  Except where such violations would not have a Material Adverse Effect, none of SM Energy and its Affiliates and, to SM Energy’s Knowledge, no Third Party Operator, is or has been in the last two (2) years prior to the Execution Date in violation of any applicable Laws with respect to the ownership and operation of the Assets.  This Section 3.8 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 3.12.

Section 3.9                                    Royalties, Etc.  Except (i) as disclosed on Schedule 3.9, (ii) as would not have a Material Adverse Effect, and (iii) for such items that are being held in suspense by SM Energy or its Affiliates as permitted pursuant to applicable Law, SM Energy has paid all Burdens due by SM Energy or its Affiliates with respect to the Assets or, if SM Energy or any of its Affiliates has not paid any such Burdens, is contesting such unpaid Burdens in good faith as described on Schedule 3.9.  To SM Energy’s Knowledge, each Third Party Operator has paid, or caused to be paid, all Burdens due by such Third Party Operator with respect to the Assets.

Section 3.10                             Imbalances.  Schedule 3.10 sets forth all material Imbalances associated with the Assets as of the Effective Time.

Section 3.11                             Current Commitments.  Schedule 3.11 sets forth, as of the Execution Date, all authorities for expenditures or other capital commitments relating to the Assets to drill or rework Wells or for other capital expenditures with respect to the Assets (“AFEs”) for which all of the activities anticipated in such AFEs have not been completed as of the Execution Date.

Section 3.12                             Environmental. Except as set forth in Schedule 3.12:

(a)                                 With respect to the Assets or their operation, none of SM Energy and its Affiliates and, to SM Energy’s Knowledge, no Third Party Operator has entered into, and, to SM Energy’s Knowledge, the Assets are not subject to, any agreement with any Governmental Authority or any other Person, or any order, decree, judgment, Environmental Permit or other directive, issued by any Governmental Authority that (i) is in existence as of the Execution Date, and (ii) relates to or arises under any Environmental Laws or Environmental Permit;

(b)                                 None of SM Energy and its Affiliates is subject to any financial assurance escrow, bonding or similar obligations with respect to the Assets or their operation under any Environmental Laws or the terms of any Environmental Permit;

(c)                                  None of SM Energy and its Affiliates or, to SM Energy’s Knowledge, any Third Party Operator, has received any unresolved written notice from any Person of any Release or any event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that would reasonably be expected to: (i) constitute material non-compliance with any Environmental Law or Environmental Permit, (ii) interfere with or prevent compliance by SM Energy, any of its Affiliates, or any Third Party Operator with any Environmental Law or any Environmental Permit or Applicable Contract or (iii) give rise to or result in any material Liability of SM Energy or any of its Affiliates to any Person under any Environmental Law or Environmental Permit or Applicable Contract;

(d)                                 To SM Energy’s Knowledge, except where such violations would not have a Material Adverse Effect, neither SM Energy or any of its Affiliates nor any Third Party Operator

is, as of the Execution Date, or has been in the last two (2) years prior to the Execution Date in violation of any applicable Environmental Laws or Environmental Permits with respect to the ownership and operation of the Assets where such violation remains unresolved as of the Execution Date;

(e)                                  SM Energy has provided to Buyer all material environmental audits, assessments, investigations, studies, other analyses and communications with Governmental Authorities regarding Environmental Laws or Environmental Permits and relating to the Assets or their operation that are (x) in the possession or control of or reasonably accessible to SM Energy, its Affiliates or their respective representatives, and (y) dated no earlier than December 1, 2014.

Section 3.13                             Asset Taxes.  Except as set forth in Schedule 3.13:

(a)                                 All Asset Taxes that have become due and payable by SM Energy have been properly paid in full, and all Tax Returns with respect to Asset Taxes required to be filed have been timely and properly filed (taking into account extensions) and are true and complete in all material respects.

(b)                                 There are no Encumbrances on any of the Assets attributable to Taxes other than Permitted Encumbrances.

(c)                                  No extension of time within which to file any Tax Return with respect to Asset Taxes is currently in effect.

(d)                                 SM has not received written notice of any audit, litigation or other proceeding with respect to Asset Taxes having been commenced or that is presently pending, and SM Energy has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to SM Energy’s Knowledge, no such claim has been threatened.

(e)                                  All of the Assets, to the extent required to be included on any applicable property tax roll under any applicable Law, have been properly listed and described on the applicable property tax rolls prior to and including the Closing Date and no portion of the Assets constitutes omitted property for property Tax purposes.

Section 3.14                             Brokers’ Fees.  Neither SM Energy nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

Section 3.15                             Advance Payments; Calls on Production.  SM Energy is not obligated, by virtue of any take-or-pay payment, advance payment, call on production or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving full payment therefor at the time of delivery or reasonably promptly thereafter.

Section 3.16                             Tax Partnerships.  None of the Assets is subject to any joint venture, co-tenancy, contract, or similar arrangement that is treated, or required to be treated, as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.17                             Non-Consent Operations; Payout Status.  Except as disclosed on Schedule 3.17(a), during the period that SM Energy has owned each Asset, no operations are being conducted or have been conducted on such Asset with respect to which SM Energy has elected to be a nonconsenting party and with respect to which SM Energy’s rights have not yet reverted to it.  With respect to all Wells, Schedule 3.17(b) sets forth the status of any “payout” balance, as of the date set forth on Schedule 3.17(b), for each Well subject to a reversion or other adjustment at payout (or passage of time or other event other than termination of a Lease by its terms).

Section 3.18                             Permits.  Except as set forth on Schedule 3.18, (a) SM Energy (and, to SM Energy’s Knowledge, each Third Party Operator) has obtained and is maintaining, and, to the extent applicable, has filed timely applications to renew, all material Permits presently required for the operation of the Assets as currently operated, and (b)  SM Energy has not (nor, to SM Energy’s Knowledge, has any Third Party Operator) received any written notice of violation that remains unresolved and that could reasonably be expected to result in any modification, revocation, termination or suspension of any material Permit.

Section 3.19                             Condemnation.  As of the Execution Date, there is no pending or, to SM Energy’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

Section 3.20                             Operation of Wells.  None of SM Energy and its Affiliates and, to SM Energy’s Knowledge, no Third Party Operator has received written notice that any Well has not been drilled or completed in all material respects within the limits permitted by all applicable Laws, Leases or Applicable Contracts.  There is no well on the Assets operated by SM Energy or any of its Affiliates or, to SM Energy’s Knowledge, on Assets operated by Third Party Operators (a) with respect to which there is an order from a Governmental Authority requiring that such well be plugged and abandoned and with which SM Energy, its Affiliates or the applicable Third Party Operator has not fully complied or (b) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned in accordance with applicable Law.

Section 3.21                             Sufficiency and Condition of Assets.  Except as set forth in Schedule 3.21, (a) the Assets include all of the assets (real, personal (tangible and intangible) or other) in all material respects employed by SM Energy in the current ownership and operation of the Assets (“Employed Assets”); (b) the Employed Assets are, taken as a whole, sufficient for the ownership and, if operated by SM Energy, the operation of such Assets immediately following the Closing in substantially the same manner as on the Execution Date; and (c) the Employed Assets are in a state of repair adequate for normal operations in accordance with standard industry practice in the areas in which they are operated.  Without in any way limiting the generality of the foregoing, SM Energy has all easements, rights of way, licenses and authorizations, including those from Governmental Authorities, necessary to access, construct, operate, maintain and repair the Wells and equipment included in the Assets in the ordinary course of business as currently conducted by SM Energy and in compliance with all Laws.

Section 3.22                             Suspense Funds.  Schedule 3.22 lists (a) all funds held in suspense by SM Energy as of the Execution Date that are attributable to the Assets, (b) a description of the source of such funds and the reason they are being held in suspense, and (c) if known, the name or names of the Persons claiming such funds or to whom such funds are owed.

Section 3.23                             Title to Certain Assets.  With respect to the Assets other than the Oil and Gas Properties, SM Energy owns marketable title to such Assets free and clear of all Encumbrances, subject to Permitted Encumbrances.

Section 3.24                             Bonds and Letters of Credit.  Schedule 3.24 lists all bonds, letters of credit, guarantees and other similar commitments held by SM Energy or its Affiliates that are required by third parties in order for SM Energy to own, and if operated by SM Energy or its Affiliates, operate the Assets.

Section 3.25                             Drilling Obligations.  Except as set forth on Schedule 3.25, SM Energy and its Affiliates do not have any unfulfilled drilling obligations affecting the Leases by virtue of a contract or agreement (excluding any obligation to drill an oil and gas well prior to the expiration of the primary term of any Lease so that such Lease would not expire at the end of its primary term) relating to the Assets or the ownership or operation thereof.

Section 3.26                             Leases.  Except as set forth on Schedule 3.26, (i) SM Energy has not received any written notice from or on behalf of any lessor under any such Lease seeking to terminate, cancel, or rescind any such Lease that remains unresolved and (ii) there exists no default under any such Lease by SM Energy or any of its Affiliates or any event that by notice or passage of time would constitute a default by SM Energy or any of its Affiliates under any such Lease, in each case, that either has resulted in the termination of such Lease or could reasonably be expected to allow the lessor thereunder to terminate such Lease.

Section 3.27                             Preferential Rights.  Except as set forth on Schedule 6.4, (i) there are no Preferential Rights that are applicable to the transfer of the Assets by SM Energy to Buyer and (ii) there are no tag or other similar rights binding on SM Energy or its Affiliates and in favor of any third party that are applicable to the transfer of the Assets by SM Energy to Buyer that, if exercised by such third party, would require Buyer to acquire any interest in any assets (including any interest in any Wells or oil and gas leases) held by such third party unless agreed to by Buyer in its sole discretion.

Section 3.28                             Consents.  Except (a) as set forth in Schedule 6.4, (b) for Customary Post-Closing Consents and (c) for Preferential Rights, there are no restrictions on assignment (including requirements for consents from third parties to any assignment) that SM Energy is required to obtain in connection with the transfer of the Assets by SM Energy to Buyer or the consummation of the transactions contemplated by this Agreement.

Section 3.29                             Employment and Employee Benefit Matters.  No Business Employee is represented by a labor union or other representative of employees and neither SM Energy nor any of its Affiliates is, or has within the seven (7) years prior to the Execution Date been, a party to, subject to, or bound by a collective bargaining agreement or any other contract, agreement or understanding with a labor union or representative of employees.  There are no strikes, lockouts, work stoppages or other labor disputes existing or, to SM Energy’s Knowledge, threatened, with respect to any Business Employees.  There have been no union certification or representation petitions or demands with respect to the Assets, SM Energy, or a Business Employee and, to SM Energy’s Knowledge, no union organizing campaign or similar effort is pending or threatened.

Section 3.30                             FCPA.  In connection with any of the Assets, SM Energy (and each of its officers and employees) has not in the last two (2) years prior to the Execution Date directly or indirectly (i) taken any action that would violate the FCPA or the U.K. Bribery Act of 2010, as amended, (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity within the State of Wyoming, (iii) made, offered or authorized any unlawful payment or given, offered, or authorized the giving or offering of a gift or anything of value to any governmental official or employee within the State of Wyoming (including an official or employee of a state owned, operated, or controlled entity), or (iv) made, offered, authorized, accepted or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment within the State of Wyoming.

Section 3.31                             Development Agreement.

(a)                                 Schedule 3.31(a) sets forth a true and complete list of all Phase I Wells drilled and completed as of the Execution Date under the Development Agreement.

(b)                                 Schedule 3.31(b) sets forth a true and complete list of all Phase II Wells and, with respect to each such Phase II Well, sets forth the status of such Phase II Well as of the Execution Date as “completed,” “drilled,” “in process of being drilled,” “spud,” or “anticipated spud date,” as applicable.

(c)                                  As of November 30, 2017, SPM and its Affiliates (i) have spent an aggregate amount of $104,100,483 in Development Costs with respect to the Phase I Wells in the aggregate; (ii) have received payments in an aggregate amount of $20,402,947 pursuant to the Conveyances of Net Profits Royalty Interest for the Phase I Wells; and (iii) have an aggregate amount of $114,927,681 remaining to be received pursuant to the Conveyances of Net Profits Royalty Interest for the Phase I Wells before Well Payout occurs for the Phase I Wells.  For the avoidance of doubt, the Parties acknowledge that the figures included in this Section 3.31(c) are prepared based on a cash accounting (rather than accrual accounting) basis.

(d)                                 As of November 30, 2017, SPM and its Affiliates (i) have spent an aggregate amount of $6,600,000 in Development Costs with respect to the Phase II Wells and (ii) have received payments in an aggregate amount of $0.0 pursuant to the Conveyances of Net Profits Royalty Interest for the Phase II Wells.  For the avoidance of doubt, the Parties acknowledge that the figures included in this Section 3.31(d) are prepared based on a cash accounting (rather than accrual accounting) basis.

(e)                                  As of December 19, 2017, a total of $5,821,598.76 is being held in the escrow account established under Section 11.3 of the Development Agreement.

Section 3.32                             Public Lands Matters.

(a)                                 Except as set forth on Schedule 3.32(a), with respect to each Federal Lease, (i) there are no suspensions of production and/or operations of or with respect to such Federal Lease issued under Section 39 (30 U.S.C. § 209) or Section 17(i) (30 U.S.C. § 226(i) of the Mineral Leasing Act, as amended, and no requests for any such suspensions are pending; (ii) there are no ongoing audit proceedings conducted by, or orders or demands issued by, the United States Office of Natural Resources Revenue, in each case, to the extent any such audit or order relates to such Federal Lease and has not been fully and finally resolved by applicable administrative process, judicial process, or otherwise; and (iii) there are no pending applications for communitization agreements or unit agreements to which such Federal Lease would be committed upon approval of such agreement by the United States Bureau of Land Management.

(b)                                 Except as set forth on Schedule 3.32(b), with respect to each unit agreement approved by the United States Bureau of Land Management prior to the Execution Date to which any Federal Lease or other Asset is committed, (i) there are no pending paying well determinations or participating area determinations applicable to such unit agreement, and (ii) there are no suspensions of unit obligations (including suspensions of drilling obligations under provisions of such unit agreements substantially similar to Sections 2(e), 9, and 25 of the Model Form Unit Agreement contained in 43 C.F.R. § 3186.1) under such unit agreement, and no requests for any such suspensions are pending.

(c)                                  Except as set forth on Schedule 3.32(c), neither SM Energy nor any of its Affiliates holds any rights-of-way issued by the United States Forest Service which are used or held for use with respect to the Assets.

Section 3.33                             No Other Representations or Warranties; Disclosed Materials.  Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), the SM Energy Certificate and the special warranty of title contained in the Assignment, neither SM Energy nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to SM Energy (including the value, condition or use of any of the Assets) or the transactions contemplated by this Agreement, and SM Energy disclaims any other representations or warranties not contained in this Agreement, the SM Energy Certificate or the special warranty of title contained in the Assignment, whether made by SM Energy, any Affiliate of SM Energy, or any of their respective officers, directors, managers, employees or agents.  Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), the SM Energy Certificate and the special warranty of title contained in the Assignment, and without limiting SM Energy’s indemnification obligation set forth in Section 13.2, SM Energy disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of SM Energy, or any of its Affiliates).  Buyer acknowledges and represents, warrants and agrees that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by or on behalf of SM Energy, except for the representations and warranties of SM Energy expressly set forth in this Agreement, the SM Energy Certificate and the special warranty of title contained in the Assignment, and waives any right Buyer may have against SM Energy with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of SM Energy or any representative of SM Energy, of any potentially material information.  The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to SM Energy the following:

Section 4.1                                    Organization; Existence.  Buyer is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.  Buyer has all requisite power and authority to own and operate its property (including, at Closing, the Assets) and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which such qualification is required by Law except where the failure to qualify or be in good standing would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.2                                    Authorization.  Buyer has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be delivered by Buyer and the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement has been, and the execution, delivery and performance by Buyer of all other Transaction Documents to be delivered by Buyer pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.  Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, this Agreement constitutes, and the other Transaction Documents to which Buyer is a party will constitute, when delivered, Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3                                    No Conflicts.  Assuming the receipt of all Consents, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.4                                    Consents.  There are no consents or other restrictions on assignment pursuant to any contract to which Buyer is a party, including requirements for consents from third parties to any assignment, in each case, that would be applicable in connection with the consummation by Buyer of the transactions contemplated by this Agreement.

Section 4.5                                    Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer.

Section 4.6                                    Litigation.  There is no investigation, suit, action or litigation by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s Knowledge, threatened in writing against Buyer, or to which Buyer is a party, that would affect the ability of Buyer to consummate the transactions contemplated by this Agreement in any material respect.

Section 4.7                                    Financing.  Buyer shall have as of the Closing Date, sufficient funds with which to pay the Closing Amount and consummate the transactions contemplated by this Agreement and, following Closing, Buyer will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement.

Section 4.8                                    Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the other Transaction Documents and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by SM Energy, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of, and contractual arrangements and other matters affecting, the Assets, provided, however, nothing contained in this Section 4.8 is a limitation on SM Energy’s representations and warranties set forth in this Agreement, the SM Energy Certificate or the special warranty of title contained in the Assignment.

Section 4.9                                    Brokers’ Fees.  Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which SM Energy or any Affiliate of SM Energy shall have any responsibility.

Section 4.10                             Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of such Law and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE V

ACCESS / DISCLAIMERS

Section 5.1                                    Access.

(a)                                 From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 5.1) and obtaining any required consents of third parties (with respect to which consents SM Energy shall use its commercially reasonable efforts to obtain), SM Energy shall afford to Buyer, its Affiliates and its and their officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in SM Energy’s or any of its Affiliates’ possession or control.  SM Energy shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, SM Energy’s and its applicable Affiliates’ personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense; and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.  Buyer shall coordinate its access rights and physical inspections of the Assets with SM Energy and any third party that serves as an Operator (each a “Third Party Operator”) to reasonably minimize any inconvenience to or interruption of the conduct of business by SM Energy or any Third Party Operator.  Buyer shall give SM Energy reasonable prior written notice before entering onto any of the Assets and SM Energy shall have the right to have its representatives present at any time any Buyer’s Representative is present on the Assets.  Buyer shall, and shall cause all of the Buyer’s Representatives to, abide by SM Energy’s and any Third Party Operator’s safety rules, regulations and operating policies of which it is made aware prior to obtaining access while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(b)                                 Buyer shall be entitled to conduct an environmental compliance and property assessment with respect to the Assets that may include any or all of the elements set forth under the ASTM “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” and the Environmental Protection Agency’s rule “Standards for Conducting All Appropriate Inquiries” (40 CFR Part 312) (“Phase I Assessment”).  Notwithstanding anything to the contrary (i) Buyer shall not conduct any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets without SM Energy’s prior written consent, which consent may be withheld in the sole and absolute discretion of SM Energy for any reason whatsoever and (ii) in the event that Buyer (A) desires to conduct Phase I Assessment on any Asset, but SM Energy fails to provide or fails to obtain the necessary consent for Buyer or Buyer’s Representatives to access such Asset and conduct such Phase I Assessment within 10 days after Buyer notifies SM Energy of its desire to conduct such Phase I Assessment or (B) Buyer reasonably requests Invasive Activities with respect to an Asset and such Invasive Activities are denied such that no Invasive Activities are allowed to be conducted with respect to such Asset, then, in each case, by written notice to

SM Energy on or before the Closing Date, Buyer may elect to exclude such Asset from the transactions contemplated by this Agreement and reduce the Purchase Price by an amount equal to the Allocated Value of such Assets (and such Assets shall thereafter be Excluded Assets for all purposes under this Agreement).

(c)                                  Buyer agrees to defend, indemnify and hold harmless each of the Operators of the Assets and the SM Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative (including an Invasive Activity, if any) with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SM INDEMNIFIED PARTIES, EXCEPTING ONLY (1) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OPERATORS OF THE ASSETS OR A MEMBER OF THE SM INDEMNIFIED PARTIES AND (2) LIABILITIES RESULTING FROM BUYER’S DISCOVERY OF ANY PRE-EXISTING CONDITIONS ON THE PROPERTY.

(d)                                 Buyer agrees to promptly provide SM Energy with copies, but in any event within 48 hours after its receipt or creation thereof, of all final environmental reports and test results prepared by Buyer, any of Buyer’s Representatives or any third party consultants and which contain data collected or generated from Buyer’s due diligence with respect to the Assets (including an Invasive Activity, if any) to the extent relating to any Environmental Defect asserted by Buyer under this Agreement.  None of Buyer, any of Buyer’s Representatives or SM Energy shall be deemed by SM Energy’s receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(e)                                  Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to SM Energy or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better condition in existence prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence.  Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)                                   During all periods prior to Closing that Buyer and/or any of Buyer’s Representatives are present on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to SM Energy, policies of insurance of the types and in the amounts reasonably requested by SM Energy.  Each such insurance policy required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the SM Indemnified Parties as additional insureds, (iii) waive subrogation against the SM Indemnified Parties and (iv) provide for five days prior notice to SM Energy in the event of cancellation or modification of such policy or reduction in the coverage of such policy.  Upon request by SM Energy, Buyer shall provide evidence of such insurance to SM Energy prior to entering the Assets.

Section 5.2                                    Confidentiality.

(a)                                 Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of SM Energy and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) any Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, (b) the Excluded Assets, and (c) information related to SM Energy assets other than the Assets).

(b)                                 For a period of two (2) years following the Closing Date, SM Energy shall not, and shall direct its Affiliates and its and their respective officers, directors and employees to not, disclose to any third party or (except in connection with the transactions contemplated by this Agreement, including any dispute hereunder, or SM Energy’s compliance with its obligations under this Agreement) use any confidential information regarding the Assets, but not including information that (i) is generally available to the public as of the Closing Date or (ii) becomes generally available to the public after the Closing Date other than as a result of disclosure by SM Energy, its Affiliates or any of its and their respective officers, directors and employees, in violation of this Section 5.2(b).  Notwithstanding the foregoing, this Section 5.2(b) shall not restrict SM Energy from disclosing confidential information concerning the Assets, and providing copies thereof, to agencies of federal and state governments to the extent required by governmental order or applicable law, rule or regulation, or from disclosing confidential information pursuant to valid, compulsory legal process.

Section 5.3                                    Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III, THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE SM ENERGY CERTIFICATE) AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND WITHOUT LIMITING SM ENERGY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 13.2, (I) SM ENERGY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SM ENERGY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER’S REPRESENTATIVE (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SM ENERGY OR ANY OF ITS AFFILIATES).

(b)                                 EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE SM ENERGY CERTIFICATE) AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND WITHOUT LIMITING SM ENERGY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 13.2, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SM ENERGY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY,

EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SM ENERGY OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER’S REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE SM ENERGY CERTIFICATE) AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND WITHOUT LIMITING SM ENERGY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 13.2, SM ENERGY FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, SUBJECT TO BUYER’S LIMITED RIGHTS UNDER ARTICLE VI AND EXCEPT TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE SM ENERGY CERTIFICATE) AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND WITHOUT LIMITING SM ENERGY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 13.2, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS AS OF CLOSING MADE OR CAUSED TO BE MADE OR PRIOR TO CLOSING BUYER SHALL MAKE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)                                  OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 3.3, SECTION 3.6, SECTION 3.12, SECTION 3.18 AND SECTION 3.20, THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE SM ENERGY CERTIFICATE) AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND WITHOUT LIMITING SM ENERGY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 13.2, (1) SM ENERGY HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR

CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY OR THE ENVIRONMENT (INCLUDING NATURAL RESOURCES), OR ANY OTHER ENVIRONMENTAL DEFECT ON THE ASSETS, (2) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (3) SUBJECT TO BUYER’S LIMITED RIGHTS UNDER SECTION 7.1 AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE SM ENERGY CERTIFICATE) AND WITHOUT LIMITING SM ENERGY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 13.2, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL DEFECT AND THAT BUYER HAS MADE OR CAUSED TO BE MADE OR PRIOR TO CLOSING BUYER SHALL MAKE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING PROVISIONS OF THIS SECTION 5.3(C) ONLY APPLY WITH RESPECT TO ENVIRONMENTAL LAW MATTERS AND DO NOT APPLY TO OTHER MATTERS (INCLUDING ANY TITLE MATTERS).

(d)                                 SM ENERGY AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VI

TITLE MATTERS; CASUALTIES

Section 6.1                                    SM Energy’s Title.  Except for the special warranty of title contained in the Assignment, and without limiting Buyer’s remedies for Title Defects set forth in this Article VI and Section 9.1(e), SM Energy makes no warranty or representation, express, implied, statutory or otherwise with respect to its title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Section 6.2; provided, that nothing in the foregoing provisions of this Section 6.1 shall be a limitation on (i) the representations and warranties of SM Energy set forth in Article III and the corresponding representations and warranties in the SM Energy Certificate and (ii) SM Energy’s indemnification obligation set forth in Section 13.2.

Section 6.2                                    Notice of Title Defects; Defect Adjustments.

(a)                                 Title Defect Notices.  On or before 4:00 p.m. (Mountain Time) on March 15, 2018 (the “Defect Claim Date”), Buyer shall have the right, but not the obligation, to deliver notices to SM Energy meeting the requirements of this Section 6.2(a) (each, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects as of the Defect Claim Date and which Buyer asserts as a Title Defect pursuant to this Section 6.2.  For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title contained in the Assignment, Buyer’s remedies for any breach by SM Energy of its representations and warranties set forth in Article III and the corresponding representations and warranties in the SM Energy Certificate and Buyer’s rights to indemnification under Section 13.2), Buyer shall be deemed to have waived, and SM Energy shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect pursuant to a Title Defect Notice delivered in compliance with this Section 6.2(a) and received by SM Energy on or before the Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing and shall (i) include a description of the alleged Title Defect and the Assets affected by such Title Defect or the Target Formations of the Sections affected by such Title Defect (each a “Title Defect Property”), (ii) include the Allocated Value of each Title Defect Property that is not a Lease, (iii) include or make available supporting documents (or statement as to lack of documents that would be reasonably necessary to establish that Defensible Title exists, such as lack of evidence that a Lease or Unit is held by production or that a Net Acre is Held By Production or Held By Unit) reasonably necessary to establish a good faith basis for the alleged Title Defect(s), (iv) include the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property (that is not a Lease) is reduced by the alleged Title Defect(s), and (v) include the computations upon which Buyer’s belief is based.  To give SM Energy an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give SM Energy, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date; provided, that the failure to provide any such preliminary notice shall not constitute a breach of this Agreement or otherwise affect Buyer’s right to assert Title Defects at any time prior to the Defect Claim Date or limit Buyer’s right to exercise any remedies under this Agreement or the Assignment.  For the avoidance of doubt, if Buyer provides a valid Title Defect Notice providing that a Title Defect Property is not held by production, Held By Unit or Held By Production, then SM Energy shall bear the burden to provide affirmative evidence demonstrating that such Title Defect Property is actually held by production, Held by Unit or Held by Production.  Buyer shall also promptly furnish SM Energy with written notice of any Title Benefit of which Buyer has Knowledge (with no duty of inquiry) prior to the Defect Claim Date; provided, that the failure of Buyer to provide such notice shall not constitute a breach of this Agreement.

(b)                                 Title Benefit Notices.  SM Energy shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date, a written notice setting forth any matters that, in SM Energy’s reasonable opinion, constitute Title Benefits and that SM Energy asserts as a Title Benefit pursuant to this Section 6.2 (each, a “Title Benefit Notice”) (i) including a description of the Title Benefit and the Assets affected by the Title Benefit or the Target Formations of the Sections affected by the Title Benefit (the “Title Benefit Property”), (ii) including or making available supporting documents reasonably necessary to establish a good faith basis for the asserted Title Benefit(s), (iii) including the amount by which SM Energy reasonably believes the Allocated Value of the Title Benefit Property (that is not a Lease) is increased by the Title Benefit (the “Title Benefit Amount”) and (iv) including the computations upon which SM Energy’s belief is based.  SM Energy shall be deemed to have waived all Title Benefits of which it, or Buyer pursuant to Section 6.2(a), has not given notice on or before the Defect Claim Date; provided, that SM Energy shall not be deemed to have waived any Title Benefit of which Buyer had Knowledge (with no duty of inquiry) as of the Defect Claim Date where SM Energy did not have Knowledge (with no duty of inquiry) of such Title Benefit as of the Defect Claim Date.

(c)                                  Remedies for Title Defects.  Subject to SM Energy’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto under clause (ii) below and subject to the Individual Title Defect Threshold and the Title Deductible with respect to clauses (i) and (ii) below, in the event that any Title Defect properly asserted by Buyer in accordance with Section 6.2(a) is not waived in writing by Buyer or cured on or before Closing, SM Energy shall, at its sole option, elect in a writing delivered to Buyer prior to the Closing, to:

(i)                                     transfer, convey and assign the entirety of the Title Defect Property that is subject to such asserted Title Defect, together with all associated Assets, to Buyer at Closing, and reduce the Purchase Price by the Title Defect Amount asserted by Buyer relating thereto or as otherwise agreed to in writing by the Parties prior to Closing;

(ii)                                  transfer, convey and assign the entirety of the Title Defect Property that is subject to such asserted Title Defect, together with all associated Assets, to Buyer at Closing, and elect to (A) attempt to cure, for a period of 110 days following the Closing Date (such period, the “Cure Period”), such asserted Title Defect relating to such Title Defect Property and/or (B) dispute the existence of such asserted Title Defect or the Title Defect Amount asserted with respect thereto. If SM Energy makes the election under this Section 6.2(c)(ii), the provisions of Section 6.2(e) shall apply; or

(iii)                               transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyer at Closing, and indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement mutually agreeable to the Parties;

provided, however, that the application of the remedies set forth in Section 6.2(c)(iii) shall require Buyer’s prior written consent in its sole discretion.

(d)                                 Remedies for Title Benefits.  Subject to Buyer’s continuing right to dispute the existence of a Title Benefit or the Title Benefit Amount asserted by SM Energy with respect thereto, the aggregate Title Defect Amounts (for all Title Defect Properties) shall be decreased by an amount equal to the aggregate Title Benefit Amounts (for all Title Benefit Properties), as determined pursuant to Section 6.2(h).  Notwithstanding anything to the contrary set forth above, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit.

(e)                                  Defect Escrow Amount.

(i)                                     At the Closing, Buyer shall deposit or cause to be deposited with the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement an amount equal to the sum of, subject to and after taking into account the limitations, thresholds and deductibles set forth in Section 6.2(i) and Section 7.1(d) (the “Defect Escrow Amount”):

(A)                               the aggregate amount of all Title Defect Amounts asserted by Buyer for all Title Defects asserted by Buyer that SM Energy has elected to cure and/or dispute pursuant to Section 6.2(c)(ii); plus

(B)                               the aggregate amount of all Remediation Amounts asserted by Buyer for all Environmental Defects asserted by Buyer that SM Energy has elected to dispute pursuant to Section 7.1(b)(ii).

(ii)                                  (A) Upon cure of any Title Defect to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period or (B) in the event that SM Energy and Buyer cannot agree on (x) the existence or scope of a Title Defect or Title Defect Amount, (y) the adequacy of SM Energy’s Title Defect curative materials to fully cure an asserted Title Defect or (z) the existence and scope of an Environmental Defect or Remediation Amount and such Title Defect, Title Defect Amount, Environmental Defect or Remediation Amount, as applicable, has been submitted to the Title Arbitrator as a Title Disputed Matter pursuant to Section 6.2(j) or to the Environmental Arbitrator as an Environmental Disputed Matter pursuant to Section 7.1(e), as applicable, upon final resolution of any such Title Disputed Matter or Environmental Disputed Matter under the process delineated in Section 6.2(j) or Section 7.1(e), as applicable, SM Energy and/or Buyer, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the final resolution of said matter in accordance with this Agreement, and Buyer and SM Energy shall, within two (2) Business Days after such cure pursuant to clause (A) above or such final resolution pursuant to clause (B) above, as applicable, execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute (1) to SM Energy (aa) the Title Defect Amount to the extent attributable to any Title Defect cured by SM Energy pursuant to clause (A) above, (bb) the Title Defect Amount to the extent attributable to any Title Defect that is finally resolved in favor of SM Energy pursuant to Section 6.2(j) and (cc) the Remediation Amount to the extent attributable to any Environmental Defect that is finally resolved in favor of SM Energy pursuant to Section 7.1(e), and (2) if from time to time the balance of the Defect Escrow Amount exceeds the aggregate amount attributable to all outstanding Title Disputed Matters and Environmental Disputed Matters, such excess to Buyer.

(f)                                   Exclusive Remedy.  Except as provided in Section 6.1 and Section 6.2(a), the provisions set forth in Section 6.2(c) and Section 6.2(j) shall be the exclusive right and remedy of Buyer with respect to SM Energy’s failure to have Defensible Title with respect to any Asset.

(g)                                  Title Defect Amount.  The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)                                     if Buyer and SM Energy agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if the Title Defect represents a discrepancy between (A) the Net Revenue Interest of SM Energy for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest of SM Energy attributable to such Title Defect Property has been reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Defect Property stated in Exhibit B, provided that if the Net Revenue discrepancy does not affect the Title Defect Property throughout the duration of its productive life, the Title Defect Amount determined under this Section 6.2(g)(iii) shall be reduced to take into account the applicable time period only;

(iv)                              if the Title Defect is or results in a failure of SM Energy to own the number of Net Acres in any Target Formation of any Section (throughout the duration of the productive life of such Section) as shown on Exhibit B for such Section, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Target Formation for such Section multiplied by (B) a fraction, the numerator of which is the positive difference between (1) the Net Acres for such Target Formation in such Section as shown on Exhibit B and (2) the Net Acres owned by SM Energy for such Target Formation in such Section, and the denominator of which is the Net Acres shown for such Target Formation in such Section on Exhibit B;

(v)                                 if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, including a Title Defect that represents a discrepancy between (A) the Net Revenue Interest of SM Energy for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest of SM Energy attributable to such Title Defect Property has not been reduced proportionately, the applicable Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect throughout the duration of the productive life of the Title Defect Property, the values placed upon the Title Defect by Buyer and SM Energy and such other reasonable factors as are necessary to make a proper evaluation; provided with respect to Title Defects asserted under or with respect to clauses (d) or (e) of the definition of “Defensible Title”, Buyer shall have the right to determine which Net Acres in a Target Formation shall be included for purposes of calculating the Title Defect Amount;

(vi)                              the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder; and

(vii)                           notwithstanding anything to the contrary in this Article VI, (x) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property, except where such Title Defect is liquidated in amount and (y) if a Title Defect affects multiple Sections, Wells and/or Target Formations, then any such Title Defect affecting multiple Sections, Wells and/or Target Formations shall constitute a single Title Defect for purposes of determining whether the Individual Title Defect Threshold has been exceeded.

(h)                                 Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Buyer and SM Energy agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)                                  if the Title Benefit represents an increase between (A) SM Energy’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, and the Working Interest of SM Energy for such Title Benefit Property has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, provided that if the Net Revenue increase does not affect the Title Benefit Property throughout the duration of its productive life, the Title Benefit Amount determined under this Section 6.2(h)(ii) shall be reduced to take into account the applicable time period only;

(iii)                               if, the Title Benefit represents an increase in the number of SM Energy’s Net Acres in any Target Formation of any Section (without a reduction to SM Energy’s Net Revenue Interest in such Target Formation) over the Net Acres for such Target Formation in such Section as shown on Exhibit B (throughout the duration of the productive life of such Section), then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Target Formation in such Section multiplied by (B) a fraction, the numerator of which is the positive difference between (1) the Net Acres owned by SM Energy in such Target Formation of such Section and (2) the Net Acres for such Target Formation in such Section as shown on Exhibit B, and the denominator of which is the Net Acres shown for such Target Formation in such Section on Exhibit B;

(iv)                              if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit throughout the duration of the productive life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and SM Energy and such other reasonable factors as are necessary to make a proper evaluation; and

(v)           the Title Benefit Amount with respect to a Title Benefit Property shall be determined without duplication of any items or amounts included in any other Title Benefit Amount hereunder.

(i)            Title Threshold and Deductibles.  Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM Energy under Section 6.2 (provided, that the following shall not apply to any Subject Special Warranty Claims):  (i) for any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; and (ii) for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless the sum of the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM Energy) exceeds 1.75% of the unadjusted Purchase Price (the “Title Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to such Title Defects in excess of the Title Deductible; provided with respect to Title Defects asserted under or with respect to clauses (d) or (e) of the definition of “Defensible Title”, Buyer shall have the right to determine which Net Acres in a Target Formation shall be included for purposes of calculating the Individual Title Defect Threshold and Title Deductible.

(j)            Title Dispute Resolution.  The Parties agree to resolve disputes concerning the following matters pursuant to this Section 6.2(j): (1) the existence and scope of a Title Defect or Title Defect Amount, (2) the adequacy of SM Energy’s Title Defect curative materials to cure an asserted Title Defect, and (3) the existence and scope of a Title Benefit or Title Benefit Amount (the “Title Disputed Matters”).  The Parties agree to attempt to initially resolve all disputes through good faith negotiations prior to Closing.  If the Parties cannot resolve any Title Disputed Matters through such good faith negotiations prior to Closing, then all such unresolved Title Disputed Matters shall (with respect to clauses (1) and (3) above, within 10 Business Days after the Closing and with respect to clauses (2) above, within 10 Business Days after the expiration of the Cure Period) be submitted to be finally resolved pursuant to this Section 6.2(j); provided, however, that if either Party asserts that the condition in Section 9.1(e) or Section 9.2(e), as applicable, has not been satisfied due, in whole or in part, to Title Defects, then such unresolved Title Disputed Matters shall be submitted to be finally resolved pursuant to this Section 6.2(j) prior to Closing and, notwithstanding anything to the contrary set forth in Section 12.1(b), the Closing shall be delayed until such time as the condition in Section 9.1(e) and Section 9.2(e) has been satisfied or waived by the applicable Party in writing in such Party’s sole discretion, and the Closing as contemplated in this Agreement as to all Assets whether or not covered by a Title Disputed Matter shall take place within fifteen (15) Business Days thereafter.   Subject to Section 6.2(e), in the event that neither Party asserts that the condition in Section 9.1(e) or Section 9.2(e) has not been satisfied (or waived by the applicable Party in writing in such Party’s sole discretion), it is understood and agreed that the Parties shall proceed to Closing as contemplated in this Agreement as to all Assets whether or not covered by a Title Disputed Matter.  The Title Disputed Matters will be finally determined pursuant to this Section 6.2(j).  There shall be a single arbitrator, who shall be an attorney with at least 10 years’ experience in oil and gas title and transactional matters, as selected by mutual written agreement of Buyer and SM Energy within 15 days after any Party invokes the provisions of this Section 6.2(j) to resolve such Dispute, and absent such written agreement, by the Houston, Texas office of the AAA (the “Title Arbitrator”).  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “AAA Rules”) to the extent such rules do not conflict with the terms of this Section 6.2(j).  The Title Arbitrator’s determination shall be made within 20 days after submission by the Parties of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 6.2(g) and Section 6.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award (a) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in the applicable Title Defect Notice (which such Title Defect Amount shall not exceed the Allocated Value of the applicable Title Defect Property except where such Title Defect Amount is calculated pursuant to Section 6.2(g)(ii)) or (b) SM Energy a greater Title Benefit Amount than the Title Benefit Amount claimed by SM Energy in the applicable Title Benefit Notice.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect (or cure thereof), Title Benefit, Title Defect Amount or Title Benefit Amount, as applicable, submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Dispute.  SM Energy and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Each of SM Energy and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  Upon final resolution of any Title Disputed Matter following Closing pursuant to this Section 6.2(j), the provisions of Section 6.2(e)(ii) shall apply with respect to such matter.

Section 6.3            Casualty or Condemnation Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to (i) production of Hydrocarbons from the Assets through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well due solely to normal depletion) and (ii) the depreciation of personal property due to ordinary wear and tear and, in each case, Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)           If, from and after the Effective Time but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), and the resulting losses from such Casualty Losses exceed $250,000 in the aggregate, then, subject to Section 9.1(e) and the other provisions of this Agreement, (i) Buyer shall nevertheless be required to close the transactions contemplated by this Agreement and (ii) SM Energy shall elect by written notice to Buyer prior to Closing to either (A) cause, at SM Energy’s sole cost, each Asset affected by such Casualty Losses to be repaired, restored or replaced (to at least the condition or quality prior to the occurrence of the applicable event) prior to Closing or (B) reduce the Purchase Price by the cost to repair, restore or replace each Asset affected by such Casualty Losses to at least its condition prior to such casualty or taking.  In each case, SM Energy shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.  SM Energy shall be deemed to have made the election under clause (B) above with respect to each Asset affected by Casualty Losses if, as of the Outside Termination Date or the Closing, as applicable, such Asset has not been repaired, restored or replaced (to at least the condition or quality prior to the occurrence of the applicable event) at SM Energy’s sole cost.

Section 6.4            Preferential Rights and Consents to Assign.

(a)           All consents to assign relating to the Assets (“Consents”) and preferential rights to purchase (“Preferential Rights”) are listed on Schedule 6.4.

(b)           From and after the Execution Date up to Closing, SM Energy and Buyer shall use their commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights (excluding any Customary Post-Closing Consents); provided, however, that neither Party shall be required to incur any Liability or pay any money or provide other consideration in order to obtain such Consents or waivers.

(c)           Preferential Rights.  SM Energy shall, within 10 days after the Execution Date, send to each holder of a Preferential Right a notice, in form and substance reasonably acceptable to Buyer, requesting the election or waiver by each such holder of its applicable Preferential Right, in each case in material compliance with the contractual provisions applicable to such Preferential Right requesting the election or waiver of such right.  Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful closing of this Agreement pursuant to Article XI.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value of such Asset.  For the avoidance of doubt, the Preferential Right set forth in the Letter Agreement applies to an undivided 25% interest in the Assets, and no less.

(i)            All Assets burdened by Preferential Rights for which (A) the applicable Preferential Right has been waived in writing prior to Closing, or (B) the period to exercise such Preferential Right has expired prior to the Closing without the applicable holder of such Preferential Right electing to exercise its Preferential Right, shall, in each case, be assigned to Buyer at the Closing pursuant to the provisions of this Agreement.

(ii)           If, prior to the Closing (A) any holder of a Preferential Right notifies SM Energy that it intends to consummate the purchase of the portion of the Assets to which its Preferential Right applies or (B) the time for exercising a Preferential Right has not expired and the holder of such Preferential Right has not waived in writing such Preferential Right, then, in each case, such portion of the Assets affected by such Preferential Right shall be excluded from the Assets to be conveyed to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded portion of the Assets.  SM Energy shall be entitled to all proceeds paid by a Person exercising a Preferential Right prior to the Closing.  If, within 120 days after Closing (1) such holder of such Preferential Right thereafter fails to consummate the purchase of the portion of the Assets covered by such Preferential Right or (2) the time for exercising such Preferential Right expires without exercise by the holder thereof, then SM Energy shall (x) so notify Buyer in writing and (y) on or before 10 days following delivery of such written notice, assign such portion of the Assets to Buyer pursuant to an assignment in substantially the form of the Assignment and the Purchase Price shall be increased by an amount equal to the Allocated Value of such portion of the Assets, subject to the applicable adjustments set forth in this Agreement.

(iii)          Notwithstanding the foregoing, if Buyer asserts that the condition in Section 9.1(e) has not been satisfied due, in whole or in part, to any Preferential Right and the holder of such Preferential Right has not consummated the purchase of the portion of the Assets covered by such Preferential Right as of the Outside Termination Date, then notwithstanding anything to the contrary set forth in Section 12.1(b), the Outside Termination Date shall be extended until five (5) Business Days after such time as either (x) the condition in Section 9.1(e) has been satisfied or waived by Buyer in writing in Buyer’s sole discretion or (y) the holder of such Preferential Right consummates the purchase of the portion of Assets covered by such Preferential Right; provided, however, in no event will the Outside Termination Date be extended pursuant to this Section 6.4(c)(iii) beyond June 25, 2018.  For the avoidance of doubt and notwithstanding anything herein to the contrary (including the immediately preceding sentence), (A) in the event that Buyer asserts that the condition in Section 9.1(e) has not been satisfied due, in whole or in part, to any Preferential Right and the holder of a Preferential Right exercises such Preferential Right but does not consummate the purchase of the portion of the Assets covered by such Preferential Right as of the Scheduled Closing Date or the Outside Termination Date, then the condition in Section 9.1(e) will not be deemed satisfied unless, as of the Scheduled Closing Date or the Outside Termination Date, as applicable, (x) the holder of such Preferential Right executes and delivers a document acknowledging that it waives such Preferential Right in form and substance reasonably acceptable to Buyer or (y) SM Energy obtains a final, non-appealable binding judicial determination that such holder is not entitled to or has waived such Preferential Right, and (B) in the event the holder of such Preferential Right consummates the purchase of the portion of Assets covered by such Preferential Right and as a result of such purchase the condition in Section 9.1(e) is not satisfied, then Buyer may elect to terminate this Agreement pursuant to Section 12.1(b) so long as Buyer has not breached this Agreement in a manner that causes any of the conditions of SM Energy in Section 9.2 not to be satisfied.

(d)           Consents.  SM Energy, within 10 days after the Execution Date, shall send to each holder of a Consent a notice, in form and substance reasonably acceptable to Buyer and in material compliance with the contractual provisions applicable to such Consent, seeking such holder’s consent to the transactions contemplated hereby.

(i)            If (A) SM Energy fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (or give the lessor or other applicable Person the right to cause) (1) the assignment to Buyer of any portion of the Assets to be void or (2) the termination of a Lease or Contract under the express terms thereof or (B) a Consent requested by SM Energy is denied in writing, then, in each case, that portion of the Assets affected by such Consent shall be excluded from the Assets to be conveyed to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of such portion of the Assets.  In the event that a Consent that was not obtained prior to Closing is obtained within 120 days following Closing or the requirement to obtain such Consent is waived in writing by Buyer then, within 10 days after such Consent is obtained or the requirement to obtain such Consent is waived in writing by Buyer, (x) SM Energy shall assign such excluded portion of the Assets to Buyer pursuant to an assignment in substantially the form of the Assignment (and if the requirement to obtain a Consent is waived in writing by Buyer, Buyer shall have no claim against, and SM Energy shall have no Liability for, the failure to obtain such Consent), and (y) Buyer shall pay to SM Energy by wire transfer of immediately available funds an amount equal to the Allocated Value of such portion of the Assets so assigned, subject to the applicable adjustments set forth in this Agreement.

(ii)           If (A) SM Energy fails to obtain a Consent prior to Closing and the failure to obtain such Consent would not cause (or give the lessor or other applicable Person the right to cause) (1) the assignment to Buyer of any portion of the Assets to be void or (2) the termination of a Lease or Contract under the express terms thereof and (B) such Consent requested by SM Energy is not denied in writing, then that portion of the Assets subject to such Consent shall (subject to the other terms and conditions of this Agreement) be assigned by SM Energy to Buyer at Closing pursuant to the Assignment and Buyer shall have no claim against, and SM Energy shall have no Liability for, the failure to obtain such Consent.

ARTICLE VII

ENVIRONMENTAL MATTERS

Section 7.1            Environmental Defects.

(a)           Environmental Defects Notice.  On or before the Defect Claim Date, Buyer shall have the right, but not the obligation, to deliver notices to SM Energy meeting the requirements of this Section 7.1(a) (each, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer asserts as Environmental Defects pursuant to this Section 7.1.  For all purposes of this Agreement, but subject to Buyer’s remedy for a breach of SM Energy’s representations and warranties contained in Section 3.3, Section 3.6, Section 3.12, Section 3.18 and Section 3.20 and the corresponding representations and warranties in the SM Energy Certificate, or the Retained Obligations,  Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to properly assert as an Environmental Defect pursuant to an Environmental Defect Notice delivered in accordance with this Section 7.1(a) and received by SM Energy on or before the Defect Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include: (i) a description of the matter constituting the alleged Environmental Defect (including, if applicable, the Environmental Law violated or giving rise to, such Environmental Defect), (ii) to the extent known by Buyer, each Asset (or portion thereof) affected by the alleged Environmental Defect (the “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents in Buyer’s possession reasonably necessary to determine the existence of the alleged Environmental Defect, and (v) to the extent reasonably practicable, a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  To the extent reasonably practicable, Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  SM Energy shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing at its sole cost and expense.  To give SM Energy an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give SM Energy, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date; provided, that the failure to provide any such preliminary notice shall not constitute a breach of this Agreement or otherwise affect Buyer’s right to assert Environmental Defects at any time prior to the Defect Claim Date or limit Buyer’s right to exercise any remedies in respect thereof under this Agreement.

(b)           Remedies for Environmental Defects.  Subject to SM Energy’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto under clause (ii) below and subject to the Individual Environmental Threshold and the Environmental Deductible with respect to clauses (i) and (ii) below, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 7.1(a) is not waived in writing by Buyer or cured on or before Closing, SM Energy shall by providing written notice to Buyer prior to the Closing elect to:

(i)            transfer, convey and assign the entirety of the Environmental Defect Property that is subject to such asserted Environmental Defect, together with all associated Assets, to Buyer at Closing and reduce the Purchase Price by the Remediation Amount asserted by Buyer with respect to such Environmental Defect or as otherwise agreed to in writing by the Parties prior to Closing;

(ii)           transfer, convey and assign the entirety of the Environmental Defect Property that is subject to such asserted Environmental Defect, together with all associated Assets, to Buyer at Closing, and dispute the existence of such asserted Environmental Defect or the Remediation Amount asserted with respect thereto. If SM Energy makes the election under this Section 7.1(b)(ii), the provisions of Section 6.2(e) shall apply;

(iii)          if Buyer has asserted Remediation Amounts with respect to an Environmental Defect Property that in the aggregate exceed 75% of the Allocated Value of such Environmental Defect Property, exclude the entirety of such Environmental Defect Property, together with all associated Assets and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property and associated Assets  (and such Environmental Defect Property and associated Assets shall thereafter be Excluded Assets for all purposes under this Agreement); or

(iv)          indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form mutually agreeable to the Parties.

provided, however, that the application of the remedies set forth in Section 7.1(b)(iv) shall require Buyer’s prior written consent in its sole discretion.

If SM Energy elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to the Assets) and all Liabilities (net to the Assets) with respect thereto, and Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.

(c)           Exclusive Remedy.  Subject to Buyer’s (i) remedy for a breach of SM Energy’s representations and warranties contained in Section 3.3, Section 3.6, Section 3.12, Section 3.18 and Section 3.20 or the corresponding representations and warranties in the SM Energy Certificate, (ii) remedy with respect to the Retained Obligations, and (iii) right to terminate this Agreement under Section 9.1(e), Section 7.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.

(d)           Environmental Deductibles.  Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM Energy for (i) any individual Environmental Defect for which the Remediation Amount does not exceed the Individual Environmental Threshold, provided, that if an Environmental Defect is not a physical condition (e.g., soil or groundwater contamination) but affects multiple Assets (e.g., failure to obtain necessary Permits or prepare plans or reports required by Environmental Laws), then the failure to comply may be considered a single Environmental Defect for purposes of calculating the Individual Environmental Threshold, or (ii) any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold, unless the sum of the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by SM Energy), exceeds 1.75% of the unadjusted Purchase Price (the “Environmental Deductible”), after which point Buyer shall only be entitled to adjustments to the Purchase Price with respect to such Environmental Defects in excess of the Environmental Deductible.  For the avoidance of doubt, if SM Energy elects to retain any Asset pursuant to Section 7.1(b)(iii), the Purchase Price shall be reduced by the Allocated Value of such retained Asset and the Remediation Amount for the Environmental Defect relating to such retained Asset will not be counted towards the Environmental Deductible.

(e)           Environmental Dispute Resolution.  The Parties agree to resolve disputes concerning the existence and scope of an Environmental Defect or Remediation Amount pursuant to this Section 7.1(e) (the “Environmental Disputed Matters”).  The Parties agree to attempt to initially resolve all disputes through good faith negotiations prior to Closing.  If the Parties cannot resolve any Environmental Disputed Matters through such good faith negotiations prior to Closing, then all such unresolved Environmental Disputed Matters shall within 20 Business Days after the Closing be submitted to be finally resolved pursuant to this Section 7.1(e); provided, however, that if either Party asserts that the condition in Section 9.1(e) or Section 9.2(e), as applicable, has not been satisfied due, in whole or in part, to Environmental Defects, then such unresolved Environmental Disputed Matters shall be submitted to be finally resolved pursuant to this Section 7.1(e) prior to Closing and, notwithstanding anything to the contrary set forth in Section 12.1(b), the Closing shall be delayed until such time as the condition in Section 9.1(e) and Section 9.2(e) has been satisfied or waived by the applicable Party in writing in such Party’s sole discretion, and the Closing as contemplated in this Agreement as to all Assets whether or not covered by an Environmental Disputed Matter shall take place within fifteen (15) Business Days thereafter.  Subject to Section 6.2(e), in the event that neither Party asserts that the condition in Section 9.1(e) or Section 9.2(e) has not been satisfied (or waived by the applicable Party in writing in such Party’s sole discretion), it is understood and agreed that the Parties shall proceed to Closing as contemplated in this Agreement as to all Assets whether or not covered by an Environmental Disputed Matter.  The Environmental Disputed Matters will be finally determined pursuant to this Section 7.1(e).  There will be a single arbitrator, who must be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas properties, as selected by mutual written agreement of Buyer and SM Energy within 15 days after any Party invokes the provisions of this Section 7.1(e) to resolve such Dispute, and absent such written agreement, by the Houston, Texas office of the AAA (the “Environmental Arbitrator”).  The arbitration proceeding will be held in Houston, Texas and conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 7.1(e).  The Environmental Arbitrator’s determination must be made within 20 days after submission of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 7.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in the applicable Environmental Defect Notice.  The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  SM Energy and Buyer will each bear its own legal fees and other costs of presenting its case.  Each Party will bear one-half of the costs and expenses of the Environmental Arbitrator.  Upon final resolution of any Environmental Disputed Matter following Closing pursuant to this Section 7.1(e), the provisions of Section 6.2(e)(ii) shall apply with respect to such matter.

Section 7.2            NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances.  NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.

ARTICLE VIII

CERTAIN AGREEMENTS

Section 8.1            Conduct of Business.  Except (x) as set forth in Schedule 8.1, (y) as expressly contemplated by this Agreement or (z) as expressly consented to in writing by Buyer in Buyer’s sole discretion, SM Energy agrees that from and after the Execution Date up to Closing:

(a)           SM Energy will, and will cause its Affiliates to:

(i)            maintain, and if SM Energy is the Operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice and as a reasonably prudent operator, including exercising its rights under the Development Agreement;

(ii)           maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(iii)          give written notice to Buyer as soon as is practicable of any written notice received or given by SM Energy with respect to any (A) alleged breach by SM Energy or any third party of any Lease or Material Contract, (B) alleged violation of Law by SM Energy, any of its Affiliates or a Third Party Operator with respect to any of the Assets or (C) lawsuit, proceeding or claim with respect to any of the Assets;

(iv)          timely pay all Taxes and assessments with respect to the Assets that become due and payable prior to Closing; provided that SM Energy may contest any Seller Taxes in good faith;

(v)           use reasonable efforts to cause to be maintained in full force and effect all Leases, and give written notice to Buyer if any Lease terminates (other than a result of the expiration of such Lease’s primary term) promptly upon obtaining Knowledge of such termination;

(vi)          keep Buyer reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by SM Energy or any Third Party Operator with respect to the Assets;

(vii)         notify Buyer of any election that SM Energy or its Affiliates is required or has the right to make with respect to the Assets under any joint operating agreement, marketing or purchase contract, area of mutual interest agreement or farmout agreement, specifying the nature and time period associated with such election;

(viii)        maintain insurance coverage on the Assets presently furnished by non-Affiliated third parties in the amounts and coverages of the types presently in force;

(ix)          pay all Burdens, Operating Expenses and other payments incurred with respect to the Assets consistent with past practice, except expenses or Burdens being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the termination of a Lease, in which case SM Energy will notify Buyer in writing and obtain Buyer’s prior written approval prior to withholding such payment;

(x)           meet with Buyer from time to time as may be reasonably requested by Buyer to discuss operational and other matters reasonably requested by Buyer relating to the Assets;

(xi)          upon request by Buyer, SM Energy will promptly request from the BLM an extension of time of the drilling obligations set forth in Section 9 of the Stampede Unit Agreement and will also keep Buyer reasonably informed of the status of such communication and other communications between SM Energy and the BLM regarding such extension request, including whether such extension has been granted or denied; provided SM Energy shall assist Buyer after Closing with respect to any such extension request under the terms of the Transition Services Agreement;

(xii)         use commercially reasonable efforts to pursue and obtain from the BLM a paying well determination for the Stampede Unit relating to the Katy Fed 3876-10-15-22-1FH Well and keep Buyer reasonably apprised of progress concerning any such ongoing paying well determination; provided this clause (xii) shall remain in effect after Closing and SM Energy will use commercially reasonable efforts to assist Buyer after Closing with respect to any such ongoing paying well determination under the terms of the Transition Services Agreement;

(xiii)        in the event that the Katy Fed 3876-10-15-22-1FH Well has not been determined by the BLM to be a Unit Paying Well with respect to the Stampede Unit by April 1, 2018, then unless (A) SM Energy has requested and received a written extension from the BLM with respect to the six (6) month period specified in Article 9 of the Stampede Unit Agreement or (B) SM Energy has spud another well in the Stampede Unit that could qualify as a Unit Paying Well, upon request by Buyer, SM Energy shall spud an additional well in the Stampede Unit prior to May 1, 2018 at a location and Target Formation as determined by SM Energy in good faith after consultation with Buyer;

(xiv)        give prompt notice (and in any event within one (1) Business Day of receipt of written notice form any third party) to Buyer of any emergency requiring immediate action, or any emergency action taken, in the face of serious risk to life, property or the environment (including prevention or mitigation of environmental contamination);

(xv)         use commercially reasonable efforts to preserve or cause to be preserved relationships with third parties having business dealings with the Assets;

(xvi)        give notice to Buyer within one day of any election or other communication by SPM or SM Energy in connection with the Letter Agreement or Article 20 of the Development Agreement;

(xvii)       if SPM does not timely exercise its Preferential Right (as defined in the Letter Agreement) then upon Buyer’s direction, SM Energy shall send a written notice, in form and substance reasonably acceptable to Buyer, to SPM (and provide a copy thereof to Buyer) irrevocably electing to have the provisions of Paragraph 5.a or 5.b, as applicable and as directed by Buyer, of the Letter Agreement apply effective as of the

Closing Date and if Paragraph 5.b is elected, SM Energy shall make the payments to SPM described in Paragraph 5.b of the Letter Agreement (related to the Cancelled Wells and the Additional Interests) on or prior to the Closing Date in order for the termination of the Development Agreement described therein to take effect as of the Closing Date; and

(xviii)      the Parties agree to meet and discuss in good faith any additional operations and activities needed prior to Closing to cause the Leases to be maintained in full force and effect.

The Parties agree that SM Energy will use its reasonable best efforts to comply with the requirements of Section 8.1(a)(vi); provided, however, SM Energy will not be in Breach of Section 8.1(a)(vi) for (A) failure to provide Buyer with certain information unless Buyer has requested such information in writing and SM Energy has not provided such requested information within five (5) Business Days; and (B) Section 8.1(a)(vi) will in no event require SM Energy to provide information or prepare reports that are not in its or any of its Affiliates’ possession.

(b)           SM Energy will not, and will cause its Affiliates not to:

(i)            except for (A) emergency operations required to protect life, property or the environment, (B) operations required under presently existing AFEs described on Schedule 3.11 and (C) operations required by any Governmental Authority order, agree to, propose or commence any operations on the Assets anticipated to cost (net to SM Energy’s interest in the Assets) in excess of $75,000 per operation; provided, that with respect to emergency operations, SM Energy shall notify Buyer of such emergency as soon as reasonably practicable;

(ii)           enter into an Applicable Contract that, if entered into prior to the Execution Date, would be required to be listed in Schedule 3.7(a);

(iii)          terminate (unless such Applicable Contract terminates pursuant to its stated terms) or materially amend or waive any material rights under the terms of any Applicable Contract;

(iv)          terminate (unless the term thereof expires pursuant to the provisions therein), materially amend or surrender any rights under any Lease, or voluntarily abandon any Leases or Wells;

(v)           settle any suit or litigation or waive any material claims or rights of material value in each case attributable to or affecting the Assets and affecting the period after the Effective Time;

(vi)          transfer, sell, mortgage, pledge or dispose of any of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of equal or greater value has been obtained;

(vii)         make any election (or fail to make an election the result of which is) to go non-consent to or not participate in any operation with respect to the Assets; provided, however, in the event SM Energy desires to make an election to go non-consent and Buyer does not grant consent for such election, then the Parties will negotiate in good faith a side letter agreement providing that in the event the Closing does not occur, SM Energy will assign the Assets subject to such election to Buyer and Buyer will reimburse SM Energy for the capital expenses associated with such election;

(viii)        enter into or amend any contract or agreement with its Affiliates affecting any of the Assets;

(ix)          grant or create any Preferential Rights or transfer restriction with respect to the Assets;

(x)           take or permit any of its Affiliates (or authorize any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of SM Energy or any such Affiliate) to take, directly or indirectly, any action to solicit, or negotiate, any offer from any Person concerning the direct or indirect acquisition of all or any portion of the Assets by any Person other than Buyer or its Affiliates;

(xi)          enter into any contract, understanding or commitment that (A) will be binding on Buyer after the Closing and (B) could restrain, restrict, limit or impede the ability of Buyer to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Person (including, but not limited to, agreements with “area of mutual interest” provisions);

(xii)         make any regulatory or other filings of any kind with any Governmental Authority that could reasonably be expected to adversely affect Buyer’s ownership or use of the Assets after Closing;

(xiii)        (A) enter into any collective bargaining agreement or other contract, agreement or understanding with any labor union or representative of any employees that relates to any Business Employee or the Assets; (B) transfer the employment of any Business Employee; or (C) terminate the employment of any Business Employee other than for cause;

(xiv)        except as set forth in Section 8.1(a)(xvii), make any election, terminate, amend or waive any right under the terms of the Development Agreement or the Letter Agreement in any respect; or

(xv)         commit to do any of the foregoing.

Buyer acknowledges that SM Energy owns undivided interests in certain of the Assets with respect to which it is not the Operator, and Buyer agrees that the acts or omissions of the other Working Interests owners (including the Third Party Operators) who are not SM Energy (or any of its Affiliates) shall not constitute a breach of the provisions of this Section 8.1, and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 8.1 so long as SM Energy voted its interest in such a manner that complies with the provisions of this Section 8.1.

Section 8.2            Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by SM Energy or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer.  At or prior to Closing, Buyer shall use commercially reasonable efforts to deliver to SM Energy evidence of the posting of bonds or other security identified on Schedule 3.24 with all applicable Governmental Authorities identified on such Schedule meeting the requirements of such Governmental Authorities to own the Assets.

Section 8.3            Certain Knowledge Matters.  The provisions of this Agreement relating to representations, warranties, indemnities and agreements of the Parties shall not be altered or modified by Buyer’s Knowledge or SM Energy’s Knowledge, as applicable, of any fact, matter or event or Buyer’s or SM Energy’s review of any documents or other matters except as expressly provided herein to the contrary.

Section 8.4            Financial Cooperation.

(a)           From the Execution Date, SM Energy shall use its commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its representatives to use commercially reasonable efforts to provide, to Buyer such financial and operational information regarding the Assets, as may be reasonably requested by Buyer; provided that such requested information is reasonably available to SM Energy or any of its Affiliates.  Such information may include: (i) lease, well and production records and financial statements information; (ii) information requested by Buyer in connection with the preparation of pro forma financial information and financial statements; and (iii) information requested by Buyer for the preparation of reserve reports and analysis. Buyer shall promptly, upon request by SM Energy, and in any event within five business days following Buyer’s receipt of such request, reimburse SM Energy for all reasonable and documented out-of-pocket costs and expenses (including any reasonable and documented attorneys’ fees of outside counsel) incurred by SM Energy or its Affiliates, and its and their representatives, in connection with its cooperation contemplated by this Section 8.4.

(b)           From the Execution Date until the twenty-four (24) month anniversary of the Closing Date:

SM Energy acknowledges that Buyer and/or its Affiliates or potential successors may be required to prepare audited and interim financial statements relating to the Assets pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (including the rules and regulations set forth in Regulation S-X) (the “Rules and Regulations”) to be included in a potential Registration Statement on Form S-1 and any other financial information or as may be needed to satisfy applicable disclosure requirements thereunder (the “Financial Statements”). SM Energy will use (and will cause its Affiliates to use) commercially reasonable efforts to assist Buyer in Buyer’s preparation of the Financial Statements for any such periods as may be required by the Securities Act and the Rules and Regulations. Buyer shall be responsible for, and obligated to reimburse SM Energy for, all reasonable out-of-pocket costs and expenses (which in no event will include any salary, compensation or benefit expenses of any employee of SM Energy or any of its Affiliates) incurred by SM Energy associated with assisting Buyer in its preparation of the Financial Statements. SM Energy shall provide Buyer and Buyer Representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available), and personnel of SM Energy and its Affiliates and SM Energy’s and its Affiliates’ accounting firms as Buyer may reasonably request to enable Buyer and Buyer Representatives, to create and audit the Financial Statements.  If reasonably requested by Buyer in writing, SM Energy will also provide customary representation letters covering the pre-Closing periods in the Financial Statements.

Section 8.5            Successor Operator.  Buyer acknowledges and agrees that SM Energy cannot and does not covenant or warrant that Buyer shall become successor operator of those Assets operated by SM Energy or any of its Affiliates and that such succession is subject to operating or other agreements that control the appointment of a successor operator.  SM Energy agrees, however, that, as to the Assets operated by SM Energy or any of its Affiliates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing. Within five (5) days after Closing, SM Energy shall send notices to co-owners of those Assets that SM Energy or any of its Affiliates currently operates indicating that SM Energy or such Affiliate, as applicable, is resigning as operator, effective upon the Closing Date, and recommending that Buyer be elected successor operator for such Assets.

Section 8.6            Affiliate Contracts.  Upon Buyer’s written request, SM Energy will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between SM Energy and its Affiliates insofar as such contracts or agreements relate to or bind the Assets and such contracts and agreements so terminated shall be deemed to be Excluded Assets at Buyer’s election in its sole discretion.

Section 8.7            Employee Matters.

(a)           Buyer or Buyer’s Affiliate may, on or after the Execution Date, interview any Business Employee and, with the Business Employee’s consent (to the extent such consent is required by Law), conduct employee screening and eligibility procedures as Buyer or its Affiliate may deem reasonably necessary with regard to such Business Employees.  Subject to applicable Law, Buyer or its Affiliate shall be entitled to review copies of the personnel records maintained by SM Energy with respect to such Business Employee, and discuss such records and such Business Employee with SM Energy’s representatives.  Buyer’s or its Affiliate’s interviews of the Business Employees as set forth in this Section 8.7 shall be conducted so as not to unreasonably interfere with the ordinary business operations of SM Energy prior to the Closing and prior to the end of the term of the Transition Services Agreement, and SM Energy shall exercise commercially reasonable efforts to cooperate with Buyer or its Affiliate and to facilitate Buyer’s or its Affiliate’s completion of its interview and screening procedures hereunder and shall not interfere with any employment offer or negotiations by Buyer or its Affiliates to employ any Business Employee or discourage any Business Employee from accepting employment with Buyer or its Affiliates.  Notwithstanding the foregoing, the immediately preceding sentence will not prohibit SM Energy from offering any Business Employee the opportunity to relocate to SM Energy’s operations in Texas or North Dakota; provided, that such offers shall be limited to no more than five Business Employees in total and, provided, further, that SM Energy shall not make any such offers during the period from the Execution Date until five (5) days prior to the Closing Date.

(b)           After the Execution Date, Buyer and its Affiliates shall be authorized to communicate with any Business Employee regarding such Business Employee’s potential employment with Buyer or its Affiliate and Buyer and its Affiliates shall be authorized to communicate any offer of employment to any such Business Employee. Buyer shall use  reasonable efforts to, not later than 5 days prior to Closing, deliver to SM Energy a final written list containing the name of each Business Employee to whom Buyer or its Affiliate intends to make or has made an offer of employment; provided, that such list shall in any event be delivered by Buyer to SM Energy no later than 30 days after the Closing Date.  Such offers shall be for employment with Buyer or its Affiliate commencing as of the end of the term of the Transition Services Agreement or such earlier date (on or after the Closing Date) as Buyer may elect in its sole discretion, or, if later, such date on which the applicable Business Employee returns from a leave of absence (so long as such return occurs within 90 days after the end of the term of the Transition Services Agreement, or such later time as may be required by applicable Law) and shall be on terms and conditions determined by Buyer or its applicable Affiliate in its sole discretion.  In the event Buyer elects for an offer of employment to commence prior to the end of the term of the Transition Services Agreement and such Business Employee accepts such offer, then (x) Buyer will provide SM Energy with at least ten (10) days advance written notice and (y) if such Business Employee is necessary for providing any service under the Transition Service Agreement, then in its sole discretion, SM Energy may terminate providing such service as of the commencement date of the Business Employee’s employment with Buyer or any of its Affiliates to the extent such Business Employee was providing such service prior to commencing employment with Buyer or any of its Affiliates.  Each such employment offer shall be subject to and conditioned upon the occurrence of the Closing and the satisfaction of Buyer’s or its applicable Affiliate’s applicable pre-employment screening processes.  Each Business Employee that is offered employment with Buyer or its Affiliate and that accepts such offer shall, on such Business Employee’s Hire Date (as defined below), be terminated by SM Energy and SM Energy shall, or shall cause its Affiliate to, effective as of such Hire Date, waive and release any confidentiality, non-competition, non-disclosure or other agreements between SM Energy or any of its Affiliates and such Business Employee that would restrict or encumber such Business Employee’s ability to accept employment with Buyer or its Affiliate or perform any of his or her duties as an employee of Buyer or its Affiliate.  Each such Business Employee who commences employment with Buyer or its Affiliate shall be referred to herein as a “Continuing Employee” and the date of such Continuing Employee’s commencement of active employment with Buyer or its Affiliate shall be referred to herein as his or her “Hire Date.”

(c)           SM Energy shall be responsible for all compensation and benefits owing to each Continuing Employee with respect to periods prior to such Continuing Employee’s Hire Date.  Buyer or its Affiliate shall be responsible for all compensation and benefits owing to each Continuing Employee with respect to periods on or after such Continuing Employee’s Hire Date.

Buyer and its Affiliates shall have no obligations or liability with respect to any Business Employee that does not become a Continuing Employee and SM Energy shall remain solely responsible for all obligations and liabilities relating to such Business Employees.

(d)           For the period from the Execution Date through the first anniversary of the Closing, (i) Buyer agrees that it will not, and will cause any of its Affiliates who make offers of employment to Business Employees pursuant to this Section 8.7 not to, solicit or hire any individual who is an employee of SM Energy as of the Execution Date other than any Business Employee; provided, however, this Section 8.7(d) shall not prohibit soliciting or hiring any employee of SM Energy or any of its Affiliates that (x) is solicited by advertising on a website or in a newspaper or periodical of general circulation or (y) has terminated employment with (and not been rehired by) SM Energy or any of its Affiliates and (ii) SM Energy agrees that it will not, and will cause each of its Affiliates not to, solicit or hire any employee of Buyer or any of its Affiliates; provided, however, this Section 8.7(d) shall not prohibit soliciting or hiring any employee of Buyer or any of its Affiliates that (x) is solicited by advertising on a website or in a newspaper or periodical of general circulation or (y) if such employee has terminated employment with (and not been rehired by) Buyer or any of its Affiliates.

(e)           The provisions of this Section 8.7 are solely for the benefit of the Parties and nothing in this Section 8.7, express or implied, shall confer upon any other Person (including any Business Employees or any legal representatives or beneficiaries thereof), any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 8.7, express or implied, shall be (i) deemed an amendment of any SM Energy Benefit Plan or any other employee benefit plan, program or arrangement providing benefits to any Business Employee, or (ii) construed to prevent Buyer or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or its Affiliates may establish or maintain.

Section 8.8            Non-Competition.

(a)           As a material inducement for Buyer to enter into this Agreement, and in order to protect the confidential and proprietary information and the goodwill that is being conveyed by SM Energy hereunder, SM Energy agrees to enter into this Section 8.8.  SM Energy hereby agrees that, commencing on the Closing Date and ending on the second anniversary of the Closing Date, without the prior written consent of Buyer, which consent may be withheld for any or no reason, SM Energy shall not, and shall cause its Affiliates not to, acquire, directly or indirectly, or enter into any agreement containing the option or right to acquire (a) any of the following interests in the Lands or lands pooled, unitized, or communitized therewith: (i) Hydrocarbon fee mineral interests, royalty interests, non-participating royalty interests, non-executive mineral interests, rights to receive bonus monies and/or delay rentals, shut-in royalties, and royalties, and executive rights, in each case, whether limited in term or perpetual; (ii) interests, rights, or options to purchase interests (whether through purchase, exchange, partnership, joint venture, lease, participation agreement, development agreement, exploration agreement, farmout or farmin agreement, operating agreement, or other similar agreement, through any participation in any debt or equity financing, or through the provision of consulting services) in any form of Hydrocarbon lease, sublease or other leasehold, royalties, overriding royalties, net profits interests, production payments, carried interests and other interests in production of Hydrocarbons; (iii) interests in lands covered by the leases and other interests referred to in clause (ii); (iv) interests in oil or gas wells, condensate wells, water source wells or water or other types of injection wells; (v) interests in any pools or units; (vi) interests in pipelines, gathering, processing and compression systems; or (vii) interests in appurtenances, easements, permits, licenses, and rights-of-way situated upon, primarily related to, or used or held for use in connection with any interests described in clause (i) through (vi) above (Section 8.8(a)(i) through (vii) collectively, the “Designated Interests”) or (b) the equity interests in any Person by purchase, merger, or other acquisition in which 50% or more of the fair market value of the assets and property of such Person constitutes Designated Interests located on the Lands.

(b)           SM Energy acknowledges and agrees that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 8.8 are the result of arm’s-length bargaining and are fair and reasonable in light of (A) SM Energy’s level of control over and contact with the business associated with the Assets, and association with the goodwill associated with the Assets; (B) SM Energy’s knowledge of confidential and proprietary information associated with the Assets; and (C) the consideration that SM Energy is receiving in connection with the transactions contemplated by this Agreement, and the goodwill and confidential and proprietary information that SM Energy is conveying and for which Buyer is paying.  SM Energy further acknowledges and agrees that the restrictions set forth in this Section 8.8 are not against public policy and do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer, have been specifically negotiated by sophisticated commercial parties, and constitute a material inducement for Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 8.8 and each provision (and portion) hereof are severable and distinct covenants and provisions (and portions). The invalidity or unenforceability of any such covenant or provision (or portion) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or portions) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or portion) in any other jurisdiction.  Each Party further acknowledges that a breach or threatened breach of this Section 8.8 would cause irreparable harm to Buyer for which it would have no adequate remedy at law, that it would be impractical and extremely difficult to determine Buyer’s and its Affiliates’ damages in the event of a breach or threatened breach, and that Buyer and its Affiliates shall be entitled to immediate injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this Section 8.8 but shall be in addition to all other remedies available at law and equity, including the recovery of damages.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1            Buyer’s Conditions to Closing.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Buyer in writing in Buyer’s sole discretion) on or prior to the Closing of each of the following conditions:

(a)           Representations.  Each of (a) the representations and warranties of SM Energy set forth in Article III (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality, “Material Adverse Effect” or other similar qualifiers) as of the Closing as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties (other than the Fundamental Representations) that in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect and (b) the Fundamental Representations shall be true and correct in all material respects as of the Closing as though made on and as of the Closing.

(b)           Performance.  SM Energy shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by SM Energy is required prior to or at the Closing.

(c)           SM Energy Certificate.  SM Energy shall have executed and delivered a certificate from an authorized officer of SM Energy certifying on behalf of SM Energy that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled by SM Energy (the “SM Energy Certificate”).

(d)           No Legal Proceedings.  No order, award or judgment shall have been issued by any Governmental Authority or arbitral body having authority over the Parties or any of their respective Affiliates or the subject matter of this Agreement to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(e)           Title Defects; Environmental Defects; Consents and Preferential Rights; Casualty Losses.  The sum of, without duplication, all (i) Title Defect Amounts properly asserted by Buyer in accordance with this Agreement, excluding (x) any Title Defect Amounts in respect of any Excluded Assets and (y) any Title Defects cured by SM Energy prior to Closing, plus (ii) the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this Agreement pursuant to the terms of this Agreement, less (iii) all Title Benefit Amounts properly asserted by SM Energy in accordance with this Agreement, excluding any Title Benefit Amounts in respect of any Excluded Assets, plus (iv) all Remediation Amounts properly asserted by Buyer in accordance with this Agreement, excluding any Remediation Amounts in respect of any Excluded Assets, plus (v) the amount of all Casualty Losses pursuant to Section 6.3 (as determined by Buyer in good faith unless otherwise agreed in writing by the Parties) shall, in the aggregate, be less than 20% of the unadjusted aggregate Purchase Price (and, for the avoidance of doubt, the Title Defect Amounts and Remediation Amounts under this Agreement shall be determined without application of the Individual Title Defect Threshold, the Title Deductible, the Individual Environmental Threshold or the Environmental Deductible, as applicable).

(f)            Closing Deliverables.  SM Energy shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by SM Energy under Section 11.3.

Section 9.2            SM Energy’s Conditions to Closing.  The obligations of SM Energy to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by SM Energy in writing in SM Energy’s sole discretion) on or prior to the Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) as of the Closing as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)           Performance.  Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

(c)           Buyer Certificate.  Buyer shall have executed and delivered a certificate from an authorized officer of Buyer certifying on behalf of Buyer that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled by Buyer (the “Buyer Certificate”).

(d)           No Legal Proceedings.  No order, award or judgment shall have been issued by any Governmental Authority or arbitral body having authority over the Parties or any of their respective Affiliates or the subject matter of this Agreement to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(e)           Title Defects; Environmental Defects; Consents and Preferential Rights; Casualty Losses.  The sum of, without duplication, all (i) Title Defect Amounts properly asserted by Buyer in accordance with this Agreement, excluding (x) any Title Defect Amounts in respect of any Excluded Assets and (y) any Title Defects cured by SM Energy prior to Closing, plus (ii) the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this Agreement pursuant to the terms of this Agreement (other than the Allocated Values of the Assets excluded pursuant to Section 6.4(c)), less (iii) all Title Benefit Amounts properly asserted by SM Energy in accordance with this Agreement, excluding any Title Benefit Amounts in respect of any Excluded Assets, plus (iv) all Remediation Amounts properly asserted by Buyer in accordance with this Agreement, excluding any Remediation Amounts in respect of any Excluded Assets, plus (v) the amount of all Casualty Losses pursuant to Section 6.3 (as determined by Buyer in good faith unless otherwise agreed in writing by the Parties) shall, in the aggregate, be less than 20% of the unadjusted aggregate Purchase Price (and, for the avoidance of doubt, the Title Defect Amounts and Remediation Amounts under this Agreement shall be determined without application of the Individual Title Defect Threshold, the Title Deductible, the Individual Environmental Threshold or the Environmental Deductible, as applicable).

(f)            Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to SM Energy the documents and other items required to be delivered by Buyer under Section 11.3.

ARTICLE X

TAX MATTERS

Section 10.1          Asset Tax Liability.

(a)           SM Energy shall be allocated and bear all Asset Taxes (and be entitled to and benefit from all Tax refunds (or Tax credits in lieu thereof)) attributable to any Tax period (or portion thereof) ending prior to the Effective Time.  Buyer shall be allocated and bear all Asset Taxes (and be entitled to and benefit from all Tax refunds (or Tax credits in lieu thereof)) attributable to any Tax period (or portion thereof) beginning at or after the Effective Time.

(b)           For purposes of determining the allocations described in Section 10.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated based on the number of units or value of severance or production actually produced, as applicable, before, at, or after the Effective Time, (ii) Asset Taxes that are based upon or related to receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii), below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Tax period in which the Effective Time occurs shall be allocated between the portion of such Tax period ending immediately prior to the Effective Time and the portion of such Tax period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Tax period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Tax period that occur on or after the date on which the Effective Time occurs, on the other hand.

(c)           No liability for Asset Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4.  Each Party shall promptly furnish to the other copies of any Asset Tax assessments and statements (or invoices therefor from the operator of the Assets) received by it to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under Section 10.1(a).  The Parties shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent they relate to a Tax period on and after the Effective Time and through the Closing Date and all Subject Transfer Taxes and incorporate such estimates into the Preliminary Settlement Statement.  The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement.  When the actual amounts are known, Buyer or SM Energy shall make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in Section 10.1(a).

Section 10.2          Transfer Taxes.  Buyer and SM Energy shall each assume responsibility for, and shall bear and pay, 50% of any sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts), duties, levies, recording fees or other Governmental Authority charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”).  The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes.  Buyer agrees to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes.

Section 10.3          Asset Tax Reports and Returns.  For Tax periods in which the Effective Time occurs, SM Energy agrees to immediately forward to Buyer copies of any Asset Tax reports and Tax Returns received by SM Energy after Closing and provide Buyer with any information SM Energy has that is reasonably necessary for Buyer to file any required Tax Return related to the Assets.  Buyer agrees to file all Tax Returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to indemnification with respect to Seller Taxes under Section 13.2(h), to pay all required Asset Taxes payable with respect to the Assets. The Parties agree that (i) this Section 10.3 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 10.3 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

Section 10.4          Tax Cooperation.  Buyer and SM Energy shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and SM Energy agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority of which such Party has notice.

ARTICLE XI

CLOSING

Section 11.1          Date of Closing.  Subject to the conditions stated in this Agreement, the transfer by SM Energy and the acceptance by Buyer of the Assets (the “Closing”) shall occur on March 26, 2018 (the “Scheduled Closing Date”); provided, that if all conditions to Closing in Article IX (other than those conditions that are only capable of being satisfied at the Closing, but subject to all such conditions in Article IX being satisfied or waived at the Closing) have not yet been satisfied or waived in accordance with this Agreement by the Scheduled Closing Date, then the Closing shall occur five (5) Business Days following the date on which all such conditions have been satisfied or waived (other than those conditions that are only capable of being satisfied at the Closing, but subject to all such conditions in Article IX being satisfied or waived at the Closing) or such other date as Buyer and SM Energy may agree upon in writing.  The date when Closing actually occurs shall be the “Closing Date.”

Section 11.2          Place of Closing.  Closing shall be held at the offices of SM Energy, at 1775 Sherman Street, Suite 1200, Denver, CO 80203 or such other location as Buyer and SM Energy may agree upon in writing.

Section 11.3          Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           SM Energy and Buyer shall execute, acknowledge and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(b)           SM Energy and Buyer shall execute, acknowledge and deliver assignments, on appropriate forms, of state and of Federal Leases comprising portions of the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority, if any;

(c)           To the extent required under any applicable Law or Governmental Authority for any Federal Lease or state Lease, Buyer shall deliver designation of operator forms designating the current operator as operator of those Leases that such Person currently operates;

(d)           SM Energy shall execute and deliver to Buyer all change of operator forms necessary or required in connection with the transfer to Buyer of operatorship of the Assets operated by SM Energy or any of its Affiliates;

(e)           SM Energy and Buyer shall execute and deliver the Preliminary Settlement Statement pursuant to Section 2.6(a); provided, that such execution and delivery by Buyer shall not affect Buyer’s rights pursuant to Section 2.6;

(f)            Buyer shall deliver to SM Energy, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Amount;

(g)           Buyer shall deliver to the Escrow Agent, by direct bank or wire transfer in same day funds, the Defect Escrow Amount;

(h)           The Parties shall execute and deliver to the Escrow Agent joint instructions directing the Escrow Agent to release the Deposit to SM Energy in accordance with the provisions of Section 2.3(b) and the Escrow Agreement;

(i)            SM Energy shall deliver on forms supplied by Buyer (and reasonably acceptable to SM Energy) transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to Hydrocarbon production from the Assets from and after the Effective Time, for delivery by Buyer to each purchaser of such Hydrocarbon production;

(j)            SM Energy shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that SM Energy is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations;

(k)           SM Energy shall deliver recordable releases (in forms reasonably acceptable to Buyer) of all liens, security interests and other encumbrances under any trust, mortgages, financing statements, fixture filings and security agreements made by or with respect to SM Energy or any of its Affiliates affecting the Assets;

(l)            SM Energy shall deliver to Buyer copies (in form and substance reasonably acceptable to Buyer) of all waivers or elections of Preferential Rights obtained by SM Energy pursuant to Section 6.4(c) and Consents obtained by SM Energy pursuant to Section 6.4(d);

(m)          SM Energy and Buyer shall (at Buyer’s written election) execute and deliver counterparts of the Transition Services Agreement;

(n)           SM Energy and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at Closing;

(o)           SM Energy and Buyer shall execute and deliver the Access Agreement;

(p)           SM Energy and Buyer shall execute and deliver the Seismic License Agreement; and

(q)           SM Energy shall execute and deliver to Buyer all transfer forms necessary or required in connection with the transfer and assignment to Buyer of any Permits (including Environmental Permits) included in the Assets.

Section 11.4          Records.  In addition to the obligations set forth under Section 11.3 above, (a) at Closing, SM Energy shall deliver any electronic Records to Buyer (with any incremental out-of-pocket costs of such delivery borne by Buyer), and (b) as soon as reasonably practicable following Closing but in any event within 15 days following the Closing Date, SM Energy shall make available to Buyer for pick up, during normal business hours at SM Energy’s offices, copies of the paper Records.

ARTICLE XII

ACQUISITION TERMINATION AND REMEDIES

Section 12.1          Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)           by the mutual written agreement of Buyer and SM Energy;

(b)           by either Party if the Closing has not occurred on or before the Outside Termination Date, or such later date as the Parties may agree upon in writing; provided, however, that (i) SM Energy shall not be entitled to terminate this Agreement under this Section 12.1(b) if SM Energy has breached this Agreement in a manner that causes any of the conditions of Buyer in Section 9.1 not to be satisfied and (ii) Buyer shall not be entitled to terminate this Agreement under this Section 12.1(b) if Buyer has breached this Agreement in a manner that causes any of the conditions of SM Energy in Section 9.2 not to be satisfied; or

(c)           by either Party if (i) the Closing has not occurred on or before the Outside Termination Date (or such later date as the Parties may agree in writing in their sole discretion) and (ii) neither Party has the right to terminate this Agreement under Section 12.1(b).

Section 12.2          Effect of Termination.

(a)           If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1, then, except for the provisions of (a) Section 2.3, Sections 5.1(c) through 5.1(f), Section 5.2(a), Section 5.3, this Section 12.2 and Section 13.9, and (b) such terms as set forth in this Agreement in order to give context to any of the surviving Sections, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           In the event that at the time SM Energy terminates this Agreement pursuant to Section 12.1(b), Buyer is in Breach of its covenant to close the transactions contemplated hereunder as of the time of such termination and all of Buyer’s conditions to Closing under Section 9.1 have been satisfied as of such time (or are capable of being satisfied as of such time), then SM Energy shall, as its sole and exclusive remedy, have the right to receive the Deposit as liquidated damages (and not as a penalty) in lieu of all other damages. If SM Energy is so entitled hereunder to receive the Deposit, SM Energy and Buyer shall jointly instruct the Escrow Agent, no later than the first (1st) Business Day after the termination of this Agreement by SM Energy or Buyer pursuant to Section 12.1, to immediately disburse to SM Energy the Deposit. The Parties acknowledge that the extent of the damages to SM Energy occasioned by Buyer being a breaching Party as aforesaid would be impossible or extremely difficult to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under such circumstances.  If, as of the Outside Termination Date (including as extended pursuant to Section 6.4(c)(iii)), Buyer is in Breach of this Agreement such that any of SM Energy’s conditions to Closing set forth in Section 9.2 are not satisfied, SM Energy’s sole and exclusive remedy shall be to terminate this Agreement (and SM Energy shall be obligated to so terminate this Agreement) and as provided in this Section 12.2(b).

(c)           In the event that at the time Buyer terminates this Agreement pursuant to Section 12.1, SM Energy is in material Breach of its covenants under this Agreement, then Buyer shall be entitled to (1) the return of the entirety of the Deposit for the sole account and use of Buyer in accordance with Section 12.2(d) and (2) recover all Liabilities suffered or incurred by Buyer as a result of or in connection with SM Energy so being in Breach of this Agreement. Notwithstanding the foregoing, as an alternative to the termination of this Agreement where SM Energy is in Breach of this Agreement, Buyer may elect not to terminate this Agreement and to enforce the remedy of specific performance of this Agreement.

(d)           Except as set forth in Section 12.2(b), if this Agreement is terminated for any reason whatsoever prior to Closing, the Parties shall jointly instruct the Escrow Agent, no later than the first (1st) Business Day after the termination of this Agreement, to immediately disburse to Buyer the Deposit.

(e)           If a Party resorts to legal proceedings to enforce this Agreement or any part hereof, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.  In any proceeding to enforce the remedy of specific performance of this Agreement in accordance with Section 12.2(c), Buyer shall not be required to prove actual damages or post any bond.

(f)            Subject to the foregoing provisions of this Section 12.2, upon the termination of this Agreement, neither Party shall have any other liability or obligation hereunder.

(g)           THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SM ENERGY AND ITS AFFILIATES AGAINST BUYER AND ANY OF BUYER’S RELATED PERSONS ARISING FROM OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING FOR ANY FAILURE OF BUYER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST BUYER EXPRESSLY DESCRIBED IN SECTION 12.1 AND SECTION 12.2(b) (SUBJECT TO THE SATISFACTION OF ALL OF THE CONDITIONS SET FORTH THEREIN).

Section 12.3          Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall (at Buyer’s election) destroy or return to SM Energy all title, engineering, geological and geophysical data, environmental assessments or reports, maps and other information furnished by SM Energy to Buyer and shall destroy all such documents prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement, and, if requested by SM Energy, an officer of Buyer shall certify same to SM Energy in writing.

ARTICLE XIII

ASSUMPTION; SURVIVAL; INDEMNIFICATION

Section 13.1          Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Article XIII and any Subject Special Warranty Claims and subject to any adjustments to the Purchase Price pursuant to Section 2.4, from and after Closing, Buyer assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including, but not limited to, obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, such as obligations to:  (a) furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, including those held in suspense, (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, located on the Assets, (d) pay the proportionate share attributable to the Assets to replug any well, wellbore or previously plugged well on the Assets to the extent required or necessary, (e) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (f) pay the proportionate share attributable to the Assets to clean up, restore and/or remediate the Assets in accordance with Applicable Contracts and Laws, and (g) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by any Law, including the payment of all Taxes related to the Assets (all of said obligations and Liabilities herein being referred to as the “Assumed Obligations”); provided, however, and notwithstanding the foregoing provisions of this Section 13.1, the Assumed Obligations do not include any matter that is, after taking into account the limitations on SM Energy’s indemnification obligations set forth in this Article XIII,  the subject of SM Energy’s indemnification obligations under Section 13.2 or the special warranty of title in the Assignment.

Section 13.2          Indemnities of SM Energy.  Effective as of the Closing, subject to the limitations set forth in Section 13.4 and otherwise contained in this Article XIII, SM Energy is responsible for, shall pay on a current basis and agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all obligations and Liabilities, arising from, based upon, related to or associated with:

(a)           any breach by SM Energy of its representations or warranties contained in Article III or the SM Energy Certificate;

(b)           any breach by SM Energy of its covenants and agreements contained in this Agreement;

(c)           all obligations and Liabilities for personal injury or death relating to the Assets and arising from events occurring prior to the Closing;

(d)           all obligations and Liabilities relating to the disposal or transportation of waste (including Hazardous Substances) from any of the Assets during SM Energy’s or any of its Affiliate’s period of ownership of such Assets prior to Closing to any location not on the Assets;

(e)           all obligations and Liabilities relating to Burdens on production attributable to sales of Hydrocarbons, in each case, insofar as the same are attributable to SM Energy’s ownership of the Assets prior to the Effective Time;

(f)            any civil or administrative fines or penalties or criminal sanctions imposed on SM Energy or any of its Affiliates with respect to the Assets in connection with any pre-Closing violation of Laws (including Environmental Laws);

(g)           any and all proceeds from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time which have been improperly paid to SM Energy; or

(h)           the Retained Obligations.

Section 13.3          Indemnities of Buyer.  Effective as of the Closing, Buyer shall assume, be responsible for, shall pay on a current basis and agree to defend, indemnify, hold harmless and forever release SM Energy and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “SM Indemnified Parties”) from and against any and all obligations and Liabilities arising from, based upon, related to or associated with:

(a)           any breach by Buyer of its representations or warranties contained in Article IV or the Buyer Certificate;

(b)           any breach by Buyer of its covenants and agreements contained in this Agreement;

(c)           Buyer’s share of Subject Transfer Taxes as determined under Section 10.2; or

(d)           the Assumed Obligations.

Section 13.4          Limitation on Liability.

(a)           SM Energy shall not have any liability for any indemnification under Section 13.2(a) unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Buyer to SM Energy under this Article XIII and for which SM Energy is liable exceeds $50,000 and (ii) the aggregate amount of such Liabilities for which SM Energy is liable under this Agreement after the application of the provisions of clause (i) of this Section 13.4(a) exceeds 1.75% of the aggregate unadjusted Purchase Price; provided, however, the foregoing limitations shall not apply to the Fundamental Representations, Section 3.5, Section 3.13, Section 3.16, Section 3.31(c)(iii) and the certifications in the SM Energy Certificate relating thereto (collectively, the “Excepted Matters”).

(b)           SM Energy shall not have any liability for any indemnification under each of Section 13.2(d), Section 13.2(e) or Section 13.2(g) unless the aggregate amount of Liabilities for which SM Energy is liable under any such Section equals or exceeds One Million Dollars ($1,000,000) (the “Basket Amount”); provided, that once the $1,000,000 Basket Amount for any such Section is satisfied, the Buyer Indemnified Parties shall be entitled to indemnification from the first dollar of such Liabilities under such Section and, provided, further, that the $1,000,000 Basket Amount for each of Section 13.2(d), Section 13.2(e) and Section 13.2(g) shall be deemed satisfied (and the Buyer Indemnified Parties shall be entitled to indemnification from the first dollar of such Liabilities under each such Section) if the aggregate amount of Liabilities for which SM Energy would be liable (determined without regard to the application of this Section 13.4(b)) under Section 13.2(d), Section 13.2(e) and/or Section 13.2(g), in the aggregate, equals or exceeds Two Million Dollars ($2,000,000).

(c)           For purposes of this Article XIII, (i) any breach or inaccuracy in any representations or warranties contained in Article III or the SM Energy Certificate and (ii) the calculation of the obligations and Liabilities associated therewith shall in each case be determined without regard to any dollar, materiality, “Material Adverse Effect” or other similar qualifiers.

(d)           Notwithstanding anything to the contrary contained in this Agreement, (i) SM Energy shall not be required to indemnify the Buyer Indemnified Parties for aggregate obligations and Liabilities under Section 13.2(a) in excess of 25% of the aggregate unadjusted Purchase Price (provided, that the limitation in this clause (i) shall not apply to any Excepted Matter) and (ii) neither SM Energy nor Buyer shall be required to indemnify the Buyer Indemnified Parties or the SM Indemnified Parties, as applicable, for aggregate Liabilities under Sections 13.2 or 13.3, as applicable, in excess of the aggregate unadjusted Purchase Price.

Section 13.5          Express Negligence.  THE INDEMNIFICATION, HOLD HARMLESS, RELEASE, RETAINED OBLIGATIONS, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PERSON, EXCEPT ONLY LIABILITIES ACTUALLY RESULTING ON ACCOUNT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A MEMBER OF THE SM INDEMNIFIED PARTIES OR BUYER INDEMNIFIED PARTIES, AS APPLICABLE.  BUYER AND SM ENERGY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS”.

Section 13.6          Exclusive Remedy for Agreement.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 5.1(c), Section 13.2 and Section 13.3 and the special warranty of title contained in the Assignment contain the Parties’ exclusive remedy against each other, in the absence of fraud, with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the SM Energy Certificate or the Buyer Certificate, as applicable.  Except for (a) the remedies contained in this Article XIII, (b) other remedies available to the Parties at Law or in equity for breaches of Section 5.1(c) and Section 5.2, (c) any Subject Special Warranty Claims, (d) the remedies available to Buyer under any title indemnity agreement delivered to Buyer pursuant to Section 6.2(c)(iii), (e) the remedies available to Buyer under any environmental indemnity agreement delivered to Buyer pursuant to Section 7.1(b)(iv) and (f) the remedies available to the Parties under the Transition Services Agreement, from and after Closing, SM Energy and Buyer each release, remise and forever discharge the other Party and its Affiliates and all such Persons’ stockholders, members, officers, partners, managers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (iii) breaches of statutory or implied warranties with respect to this Agreement, (iv) nuisance or other tort actions with respect to this Agreement, (v) rights to punitive damages with respect to this Agreement, (vi) common Law rights of contribution with respect to this Agreement, and (vii) rights under insurance maintained by SM Energy or any of its Affiliates with respect to this

Agreement.  Notwithstanding anything to the contrary in this Agreement, following the Closing, each Party shall have the right to specifically enforce the other Party’s obligations under this Agreement pursuant to Section 14.16.

Section 13.7          Indemnification Procedures.  All claims for indemnification under Sections 5.1(c), 13.2 and 13.3 shall be asserted and resolved as follows:

(a)           For purposes of this Article XIII, the term “Indemnifying Party”, when used in connection with particular Liabilities, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XIII, and the term “Indemnified Party”, when used in connection with particular Liabilities, shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to this Article XIII.

(b)           To make claim for indemnification under Section 5.1(c), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim in writing under this Section 13.7, including the specific details of (to the extent then known) and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice as soon as reasonably practicable after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 5.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits in writing its obligation to indemnify a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim; provided, that where the Third Party Claim consists of a civil, criminal or regulatory proceeding, action, indictment or investigation against the Indemnified Party by any Governmental Authority, the Indemnified Party shall at its option have the right to control the defense and proceedings.  Except as provided in the preceding sentence, the

Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim) without liability to the Indemnified Party (other than any money damages covered by the Indemnifying Party’s indemnification obligations under this Agreement) or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(e)           If the Indemnifying Party does not admit in writing its obligation to indemnify and bear all Liabilities associated with a Third Party Claim (which it will be deemed to have denied if it fails to timely respond) or admits in writing its obligation to indemnify and bear all Liabilities associated with a Third Party Claim but fails to diligently prosecute the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all Liabilities associated with a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all Liabilities associated with a Third Party Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit in writing its obligation to indemnify for and bear all such Liabilities or (iii) dispute in writing the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(g)           SM Energy shall, as soon as reasonably practicable, provide Buyer with written notice of any claim that SM Energy receives from a third party or any facts or circumstances of which any Designated SM Energy Person has actual knowledge (with no duty of inquiry), which, if received by Buyer, would be the basis for a claim by Buyer for indemnification by SM Energy under this Agreement.  Buyer shall, as soon as reasonably practicable, provide SM Energy with written notice of any claim that Buyer receives from a third party or any facts or circumstances of which Buyer has actual knowledge (with no duty of inquiry), which, if received by SM Energy, would be the basis for a claim by SM Energy for indemnification by Buyer under this Agreement.

Section 13.8                             Survival.

(a)                                 The representations and warranties of SM Energy contained in Sections 3.1, 3.2, 3.3, 3.4, and 3.14 (collectively, the “Fundamental Representations”) and the corresponding representations and warranties contained in the SM Energy Certificate shall, in each case, survive the Closing indefinitely. The representations and warranties of SM Energy contained in Sections 3.5, 3.13 and 3.16 and the corresponding representations and warranties contained in the SM Energy Certificate shall, in each case, survive the Closing for the applicable statute of limitations plus sixty (60) days.  The other representations and warranties of SM Energy contained in Article III and the corresponding representations and warranties contained in the SM Energy Certificate shall, in each case, terminate one (1) year after the Closing.  The covenants and agreements of SM Energy set forth in this Agreement that by their terms are to be performed prior to Closing shall, in each case, terminate one (1) year after the Closing. The covenants and agreements of SM Energy set forth in this Agreement that by their terms are to be performed at or after Closing shall survive until fully performed. The representations and warranties of Buyer contained in Article IV shall survive the Closing indefinitely.  The covenants and agreements of Buyer set forth in this Agreement that by their terms are to be performed prior to Closing shall, in each case, terminate one (1) year after the Closing. The covenants and agreements of Buyer set forth in this Agreement that by their terms are to be performed at or after Closing shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)                                 The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the termination date of each respective representation, warranty,covenant or agreement that is subject to indemnification as set forth in Section 13.8(a).  SM Energy’s indemnities contained in (i) Section 13.2(c) shall survive the Closing for one (1) year; (ii) Section 13.2(d) and Section 13.2(g) shall survive the Closing for two (2) years; (iii) Section 13.2(e) shall survive the Closing for three (3) years; and (iv) Section 13.2(f) shall survive the Closing for the applicable statute of limitations plus thirty (30) days.  SM Energy’s indemnities contained in Section 13.2(h) shall survive the Closing indefinitely, subject, in the case of clause (c), clause (g) or clause (k) of the definition of Retained Obligations, to the limitation contained in such clause (c), clause (g) or clause (k), as applicable. Buyer’s indemnities contained in Section 13.3(c) and Section 13.3(d) shall survive Closing without time limit.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to any of the indemnities contained in Section 13.2 or Section 13.3 prior to the date of termination of such indemnity.

Section 13.9                             Non-Compensatory Damages.  None of the Buyer Indemnified Parties or SM Indemnified Parties shall be entitled to recover from SM Energy or Buyer, as applicable, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits arising under or in connection with this Agreement or the transactions contemplated by this Agreement, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and SM Energy, on behalf of each of SM Indemnified Parties, each waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with this Agreement or the transactions contemplated by this Agreement.  Notwithstanding the foregoing, lost profits shall not be excluded by this Section 13.9 from the recovery under this Agreement to the extent constituting direct damages.  This Section 13.9 shall not restrict any Party’s right to obtain specific performance pursuant to Section 14.16.

ARTICLE XIV

MISCELLANEOUS

Section 14.1                             Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 14.2                             Notices.  All notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed by written confirmation), or sent by electronic transmission addressed to the appropriate Party at the address for such Party shown on Schedule 14.2 hereto or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice. Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by facsimile transmission during normal business hours, (c) transmitted by electronic transmission during normal business hours (i) upon an affirmative reply by email by the intended recipient that such email was received (which reply such intended recipient shall be obligated to provide), (ii) upon an automated confirmation of receipt or (iii) if the intended recipient does not provide a reply as required in clause (i) above, on the day sent by electronic mail, provided, that the Party delivering such notice shall send a copy of such notice to the receiving Party by a nationally recognized overnight delivery service (receipt requested) within three Business Days after sending such notice by electronic mail, or (d) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be.  The Parties may change the address (including email address) and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2.  Notwithstanding the foregoing, no notice of Breach or termination of this Agreement may be delivered by electronic transmission or email.

Section 14.3                             Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 14.4                             Waivers; Rights Cumulative.  Any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.5                             Relationship of the Parties.  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, a mining or other partnership, joint venture or association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 14.6                             Entire Agreement; Conflicts.  THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND ANNEXES HERETO COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE ASSIGNMENT AND THE OTHER TRANSACTION DOCUMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT.

Section 14.7                             Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF

SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 14.8                             Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall use commercially reasonable efforts to record the Assignments and all state/federal assignments executed at Closing in all applicable real property records and/or, if applicable, all state or federal agencies.

Section 14.9                             Amendment.  This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification hereof.

Section 14.10                      Parties in Interest.  Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 14.11                      Successors and Permitted Assigns; Assignment.  Prior to the Closing, this Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, Buyer may, prior to Closing, assign this Agreement or its right to acquire all or a portion of the Assets to an Affiliate or Affiliates of Buyer by written notice to SM Energy prior to Closing.  Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no assignment by a Party of this Agreement shall relieve a Party of any of its obligations under this Agreement.

Section 14.12                      Publicity.  Buyer and SM Energy shall not make or issue any press release or other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. If either Party desires to make or issue any press release or other public announcement, it shall first give the other Party reasonable advance written notification of its desire to make or issue such press release or public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.  The issuing Party will use commercially reasonable efforts to allow the other Party reasonable time to review and comment on such press release or public announcement prior to its issuance or publication. Notwithstanding anything to the contrary in this Section 14.12, (A) a Party may make any public announcement where such release or statement is deemed in good faith by the releasing Party and upon opinion of counsel to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed in which case the releasing Party will use commercially reasonable efforts to allow the other Party reasonable time to review and comment on such release or statement prior to its issuance; and (B) any Party or Affiliate of a Party may disclose information regarding the Assets to its Affiliates and their members and limited partners so long as each of the recipients thereof is subject to confidentiality restrictions with respect to such disclosed information.  Notwithstanding anything contained herein to the contrary, in no event will SM Energy or its Affiliates have any right to use the name or mark, or any abbreviation, variation or derivative thereof, of Buyer or any of its Affiliates in any press release, public announcement or other public document or communication without the express written consent of Buyer, unless required by Law or under the rules and regulations of a recognized stock exchange on which shares of SM Energy or its Affiliates are listed.

Section 14.13                      Preparation of Agreement.  Both SM Energy and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 14.14                      Conduct of the Parties.

Each Party warrants that it and its Affiliates have not made, offered or authorized and agrees that it will not make, offer or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Law.

Section 14.15                      Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.16                      Specific Performance.  Each Party hereby acknowledges and agrees that the rights of each Party provided for herein are special, unique and of extraordinary character and that, if SM Energy, or after Closing, Buyer, violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  If SM Energy, or after Closing, Buyer violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Section 12.1) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.  For clarity, SM Energy shall only have the right to seek specific performance of Buyer’s covenants and agreements contained herein following the Closing.

Section 14.17                      No Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or any of the other Transaction Documents may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, debt or equity financing source, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, debt or equity financing source, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each, a “Related Person”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SM Energy or Buyer under this Agreement (whether for indemnification or otherwise) or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or any other Transaction Document or the transactions contemplated by this Agreement or any other Transaction Document.

Section 14.18                      Further Cooperation.  Each of Buyer and SM Energy shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments (including instruments of conveyance and transfer), and shall take such other actions, as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the Closing and the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  From and after Closing, Buyer agrees to use its commercially reasonable efforts, at SM Energy’s cost and expense, to assist SM Energy in resolving the matter included on Schedule 3.9.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Execution Date.

SM ENERGY COMPANY

By:	/s/ Kenneth J. Knott
Name:	Kenneth J. Knott
Title:	Senior Vice President — Business Development and Land

CONVERSE ENERGY ACQUISITIONS, LLC

By:	ANRP II Converse Holdings, L.P.,
its sole member

By:	Apollo ANRP Advisors II (APO DC), L.P., its general partner

By:	Apollo ANRP Advisors II (APO DC- GP), LLC, its general partner

By:	/s/ Geoffrey D. Strong
Name:	Geoffrey D. Strong
Title:	Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ANNEX I

DEFINITIONS

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning set forth in Section 6.2(j).

“Access Agreement” means the Access Agreement between SM Energy and Buyer to be executed at the Closing, substantially in the form attached hereto as Exhibit F.

“Accounting Arbitrator” has the meaning set forth in Section 2.6(c).

“Additional Interests” has the meaning set forth in the Letter Agreement.

“AFE” has the meaning set forth in Section 3.11.

“Affiliate” means, with respect to any Party, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Party.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Curative Costs” has the meaning set forth in the definition of Operating Expenses.

“Allocated Value” has the meaning set forth in Section 2.5.

“Allocation” has the meaning set forth in Section 2.8.

“Applicable Contracts” means all Contracts to which SM Energy is a party (directly or an as successor-in-interest to another Person) that primarily relate to the Assets and that will be binding on the Assets or Buyer after Closing, including, without limitation, farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale agreements; gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements (including, for the avoidance of doubt, Applicable Operating Agreements); balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; crossing agreements and other similar contracts and agreements, but excluding the Leases and any master service agreements or other agreements held by SM Energy solely in its capacity as Operator of the Assets.

“Applicable Operating Agreements” means, collectively, the joint operating agreements and unit operating agreements applicable to the Assets, and “Applicable Operating Agreement” means any of them.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such Taxes) based upon operation or ownership of the Assets or

ANNEX I - 1

the production or sale of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Subject Transfer Taxes.

“Assets” means SM Energy’s and its Affiliates’ right, title and interest in and to the following: (a) all oil and gas leases and mineral interests located within the townships designated on Schedule IA (such townships, the “Lands”) and any leasehold estates, royalty interests, overriding royalty interests, net profits interests, and other rights and interests to the oil and gas in place covered by such leases or Lands (the “Leases,” including the Leases described on Exhibit A) (it being understood and agreed by the Parties that Buyer will be assigned all of SM Energy’s right, title and interest in all depths in every Lease whether or not any depth limitations are expressly set forth on Exhibit A with respect to such Lease) and any pooled acreage, communitized acreage or units arising on account of Leases being pooled, communitized or unitized into such units (“Units”); (b) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances (“Hydrocarbons”) under the Leases and that may be produced and saved under or otherwise be allocated or attributed to the Leases; (c) the oil, gas, water or injection wells located on Leases or Units, whether producing, temporarily shut-in or temporarily abandoned, including those described on Exhibit B, but excluding the Excluded Wells (subject to such exclusion, the “Wells”) and including all of the personal property, equipment, fixtures and improvements used in connection therewith; (d) the unitization, pooling and communitization agreements, declarations, orders and the units created thereby relating to the properties and interests described in clauses (a) through (c) or to the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons, if any, attributable to said properties and interests; (e) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with the operation of the interests described in clauses (a) through (d) or the production, gathering, treatment, processing, storage, sale, disposal, and other handling of Hydrocarbons attributable thereto, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities (all of the foregoing, collectively, the “Equipment”); (f) all surface fee interests, surface leases, permits (including Permits), rights-of-way, licenses, easements and other surface rights agreements or interests used in connection with the ownership or operation of the Assets, including production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the interests described in clauses (a) through (e) (collectively, the “Surface Contracts”); (g) all existing contracts and agreements, including purchase and sale agreements, operating agreements, exploration agreements, marketing agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, hydrocarbon storage agreements, acreage contribution agreements; crossing agreements, equipment leases and other contracts, agreements and instruments, insofar as they relate to or otherwise applicable to the properties and interests described in clauses (a) through (f), including the Development Agreement and the Letter Agreement, but only with respect to the following provisions: (i) solely with respect to Phase II Wells that have commenced or are required to have commenced Drilling Operations or Completion Operations (in each case, as defined in the Development Agreement) as of the Closing Date until such time that such operations have been completed, Articles 3, 5, 10, 11, 12,

ANNEX I - 2

13, 21 and 23 and Sections 9.1 through 9.6 of the Development Agreement; provided if Paragraph 5.a of the Letter Agreement applies after Closing, then the terms of the Development Agreement applicable to such election shall also be included as part of the Assets and (ii) Sections 19.9 and 20.4 of the Development Agreement (collectively, the “Contracts”); (h) to the extent transferable without payment of additional consideration to third parties (unless Buyer has separately agreed in writing to pay), originals, to the extent available, or copies of all the files, records, information and data, whether written or electronically stored, relating to the items described in clauses (a) through (g) above in SM Energy’s possession or control, which records shall include, without limitation: lease records, well records, division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), engineering records, environmental records, geological data, geophysical data and other seismic data (solely to the extent such seismic and related technical data and information has been licensed from a third party and is transferable upon payment of a fee or other penalty to such third party under any Contract and Buyer has separately agreed in writing to pay such amount) and all technical evaluations, interpretative data and technical data and information relating to the Assets, correspondence, maps, production records, electric logs, core data, pressure data, decline curves and graphical production curves, reserve reports, appraisals and accounting and Asset Tax records (collectively, the “Records”); (i) all (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (B) liens and security interests in favor of SM Energy or its Affiliates, whether choate or inchoate, under any Law or contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of SM Energy or its Affiliates as to the operator or non-operator of any Asset; (j) all rights of SM Energy and its Affiliates to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify SM Energy; (k) all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of SM Energy or any of its Affiliates whether arising before, on, or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the Assumed Obligations; (l) all claims for refund of Taxes (other than Seller Taxes) or other costs or expenses borne by Buyer attributable to periods at and after the Effective Time; and (m) SM Energy’s Wyoming office located at 1960 Dunlap Way, Casper, WY 82601 together with any associated real property and any office furniture or office supplies associated with such office.

“Assignment” means the Assignment and Bill of Sale from SM Energy to Buyer, pertaining to the Assets, substantially in the form attached hereto as Exhibit C.

“Assumed Obligations” has the meaning set forth in Section 13.1.

“Basket Amount” has the meaning set forth in Section 13.4(b).

“BLM” has the meaning set forth in the definition of Held By Unit.

ANNEX I - 3

“Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Burdens” means, with respect to any Asset, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of, production therefrom, including any interest or penalties owed thereon.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Wyoming are generally open for business.

“Business Employee” means any employee of SM Energy listed on Schedule IB.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 9.2(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.

“Buyer’s Representatives” has the meaning set forth in Section 5.1(a).

“Cancelled Wells” has the meaning set forth in the Letter Agreement.

“Casualty Loss” has the meaning set forth in Section 6.3(b).

“Claim Notice” has the meaning set forth in Section 13.7(b).

“Closing” has the meaning set forth in Section 11.1.

“Closing Amount” means the Preliminary Purchase Price less the Deposit less the Defect Escrow Amount.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth on Schedule 14.2.

“Consents” has the meaning set forth in Section 6.4(a).

“Continuing Employee” has the meaning set forth in Section 8.7(b).

“Contract” has the meaning set forth in the definition of “Assets” above.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the

ANNEX I - 4

voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlled Group Liabilities” means any and all Liabilities of SM Energy or any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

“Conveyances of Net Profits Royalty Interest” has the meaning set forth in the Development Agreement.

“Cure Period” has the meaning set forth in Section 6.2(c)(ii).

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities for the assignment of the Assets to the Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Dakota Formation” means the stratigraphic equivalent of the correlative interval between the top of the Dakota Formation at 13,854’ measured depth to the base of the Dakota Formation at 13,965’ measured depth as defined on the Dual Induction Log-SFL for the SM Energy Avery Draw Federal1-2 (API# 490-092-2555-0000) which was logged on May 4th, 1986.

“Deducible of Record” means (a) with respect to all Assets that are not Federal Leases, documentation of record in the County Clerk’s office in the county(ies) in which the applicable Asset is located, and (b) with respect to all Federal Leases, documentation of record both (i) in the County Clerk’s office in the county(ies) in which the applicable Federal Lease is located, and (ii) in the lease files, unit files, or other applicable publicly-available records of the Bureau of Land Management.

“Defect Claim Date” has the meaning set forth in Section 6.2(a).

“Defect Curative Costs” has the meaning set forth in the definition of Operating Expenses.

“Defect Escrow Amount” has the meaning set forth in Section 6.2(e)(i).

“Defensible Title” means such title of SM Energy with respect to the Assets or the Sections as set forth on Exhibit B that, subject to Permitted Encumbrances, is Deducible of Record (other than with respect to clauses (d) and (e) below), and:

(a)                                 with respect to each Well or Section shown in Exhibit B (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)), entitles SM Energy to receive not less than the Net Revenue Interest shown in Exhibit B (and with respect to each Section,

ANNEX I - 5

calculated based on the weighted average Net Revenue Interest for such Section as a whole), for such Well or Section throughout the duration of the productive life of such Well or Section, except for (i) decreases in connection with those operations in which SM Energy may, from and after the Execution Date, be a non-consenting co-owner (to the extent permitted pursuant to Section 8.1), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries to the extent set forth on Schedule 3.10, and (iv) as otherwise expressly stated in Exhibit B;

(b)                                 with respect to each Well or Section shown in Exhibit B (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)), obligates SM Energy to bear the Working Interest for such Well or Section not greater than the Working Interest shown in Exhibit B (and with respect to each Section, calculated based on the weighted average Working Interest for such Section as a whole), for such Well or Section without increase throughout the duration of the productive life of such Well or Section, except (i) increases resulting from contribution requirements with respect to defaults by co-owners from and after the Execution Date under Applicable Operating Agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in SM Energy’s Net Revenue Interest in such Well or Section, and (iii) as otherwise expressly stated in Exhibit B;

(c)                                  with respect to each Section (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Section), entitles SM Energy to a number of Net Acres in such Section (as to the entirety of such Target Formations) (throughout the duration of the productive life of such Section) that is not less than the number of Net Acres set forth on Exhibit B for such Section (as to the entirety of such Target Formations);

(d)                                 with respect to the aggregate Net Acres in each Target Formation, at least the following amount of such Net Acres are Held By Production: (i) with respect to the Frontier Formation, 49,666 Net Acres; (ii) with respect to the Shannon Formation, 46,120 Net Acres; (iii) with respect to the Sussex Formation, 45,762 Net Acres; and (iv) with respect to the Niobrara Formation, 49,196 Net Acres; provided, with respect to each Target Formation, a Title Defect will exist only with respect to the difference between (x) the Net Acre amounts set forth above in this clause (d) for such Target Formation and (y) the total number of Net Acres in the aggregate attributable to such Target Formation that are Held By Production;

(e)                                  with respect to the aggregate Net Acres in each Target Formation, at least the following amount of such Net Acres are Held By Production and/or Held By Unit (provided, any Net Acres that are both Held By Production and Held By Unit shall only be credited as being Held by Production): (i) with respect to the Frontier Formation, 82,777 Net Acres; (ii) with respect to the Shannon Formation, 76,867 Net Acres; (iii) with respect to the Sussex Formation, 76,269 Net Acres; and (iv) with respect to the Niobrara Formation, 81,994 Net Acres; provided, with respect to each Target Formation, a Title Defect will exist only with respect to the difference between (x) the Net Acre amounts set forth above in this clause (e) for such Target Formation and (y) the total number of Net Acres in the aggregate attributable to such Target Formation that are Held By Production and/or Held By Unit; and

ANNEX I - 6

(f)                                   is free and clear of all Encumbrances; provided, however,

when determining the aggregate number of Net Acres attributable to a Target Formation that are Held By Production or Held By Unit, the impact of all Title Defects (other than those asserted as a result of a failure to satisfy clause (d) or (e) above) with respect to such Target Formation shall not operate to exclude the Net Acres associated with such Title Defect Property from the aggregate total of Net Acres that are either Held By Production or Held By Unit with respect to such Target Formation and all such Title Defect Properties shall be included in the aggregate figure with respect to such Target Formation if such Title Defect Property is actually Held By Production or Held By Unit, as applicable.

“Development Agreement” means that certain Acquisition and Development Agreement dated August 2, 2016, among SM Energy, SPM and other parties thereto, as amended, supplemented or modified from time to time.

“Deposit” has the meaning set forth in Section 2.2(a).

“Development Costs” has the meaning set forth in the Development Agreement.

“Designated Interests” has the meaning set forth in Section 8.8(a).

“Designated SM Energy Person” means any person holding any of the following (or comparable) titles at SM Energy: Rockies Land Manager, Rockies Asset Manager, Rockies Production Engineering Manager, Senior EH&S Specialist, Assistant Vice President, Tax, and Executive Vice President — Operations.

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement, the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dispute Notice” has the meaning set forth in Section 2.6(b).

“Effective Time” means 7:00 a.m. local time at the location of the Assets on October 1, 2017.

“Employed Assets” has the meaning set forth in Section 3.21.

“Employee Benefit Plan” means:  (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, restricted equity or other equity or equity-based plan, program or arrangement (whether qualified or nonqualified), (iii) any bonus or incentive compensation, severance, deferred compensation, retention, change of control, executive compensation or supplemental income plan, program or arrangement, vacation policy, consulting agreement or employment agreement and (iv) each

ANNEX I - 7

other employee benefit or compensation plan, agreement, arrangement, program, practice or understanding which is not described in the preceding clauses (i) through (iii).

“Encumbrance” means a mortgage, lien, security interest, pledge, charge, defect, irregularity, claim or other encumbrance, and “Encumber” and other similar derivatives shall be construed accordingly.

“Environmental Arbitrator” has the meaning set forth in Section 7.1(e).

“Environmental Deductible” has the meaning set forth in Section 7.1(d).

“Environmental Defect” means (a) an action, omission, event, condition or occurrence that causes any Asset (or SM Energy or its Affiliates with respect to any Asset, or any Third Party Operator) not to be in compliance with any Environmental Law or any Environmental Permit, including any such action, omission, event, condition or occurrence with respect to (x) the air, soil, subsurface, surface waters, ground waters and/or sediments or (y) any failure of any equipment, facility or property, or (b) the existence with respect to any Asset or the operation thereof of any environmental pollution, contamination or degradation (or damage or injury caused by such pollution, contamination or degradation) where remedial or corrective action is required (or if reported to an applicable Governmental Authority would be required) under Environmental Law or Environmental Permit or Applicable Contract; provided, however, Environmental Defects do not include liabilities under Environmental Law arising out of the matters set forth on Schedule 3.12.

“Environmental Defect Notice” has the meaning set forth in Section 7.1(a).

“Environmental Defect Property” has the meaning set forth in Section 7.1(a).

“Environmental Laws” means all applicable Laws and Environmental Permits relating to the protection of the human health and public welfare (with respect to exposure to Hazardous Substances), the environment or natural resources, the prevention of pollution, remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, storage, handling, use, processing, treatment, presence, Release or threatened Release, transportation or disposal or arrangement for transportation or disposal, or other management of, or exposure to, petroleum and its products and other Hazardous Substances.

“Environmental Permits” mean any permit, license, registration, consent, certification, exemption, variance, filing, approval or other authorization required, granted or issued by any Governmental Authority under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Equipment” has the meaning set forth in the definition of “Assets” above.

ANNEX I - 8

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement dated as of the Execution Date, between Buyer, SM Energy and Wells Fargo Bank, National Association, as Escrow Agent.

“Excepted Matters” has the meaning set forth in Section 13.4(a).

“Exchange” has the meaning set forth in Section 2.7.

“Excluded Assets” means (a) all of SM Energy’s corporate minute books, financial records and other business records that relate to SM Energy’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time (except to the extent relating to an Assumed Obligation and other than the proceeds of Hydrocarbons with respect to (i) Hydrocarbons in pipelines, storage or in tanks above the pipeline sales connection, in each case, as of the Effective Time, (ii) any unsold inventory of Hydrocarbon products as of the Effective Time, or (iii)  any positive Imbalances relating to the Assets regardless of the time of occurrence); (c) all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (d) except to the extent subject to an upward adjustment to the Purchase Price, all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (e) all claims of SM Energy or its Affiliates for refunds of or loss carry forwards with respect to Seller Taxes; (f) all personal computers and associated peripherals and all radio and telephone equipment, but excluding owned SCADA systems assets associated with the ownership or operation of the Assets; (g) all of SM Energy’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other similar intellectual property; (h) all documents and instruments of SM Energy that may be protected by an attorney-client privilege (other than title opinions and environmental assessments, reports and reviews); (i) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties (provided, that SM Energy has used its commercially reasonable efforts to have such confidentiality restrictions waived); (j) all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) other Excluded Assets, except to the extent related to the Assumed Obligations and except for any Imbalances; (k) all geophysical data and other seismic data relating to the Assets to the extent that (i) such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to any third party under any Contract and which Buyer has not separately agreed in writing to pay or (ii) such geophysical data and other seismic data is proprietary to SM Energy and is subject to the Seismic License Agreement; (l) documents prepared or received by SM Energy or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by SM Energy or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among SM Energy, its representatives and any prospective purchaser other than Buyer, and (v) correspondence between SM Energy or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) a copy of all Records; (n) except as specifically described in the definition of Assets, any offices, office

ANNEX I - 9

leases, any office furniture or office supplies located in or on such offices or office leases and any vehicles subject to a lease; (o) any Applicable Contracts and Records that are solely related to the Assets that are excluded from the transactions contemplated by this Agreement pursuant to the terms of this Agreement; (p) any contracts that constitute master services agreements or similar contracts or employment contracts or consulting agreements, (q) any swap, forward, future or derivatives transaction or option or other similar hedge contract; (r) any contract entered into by SM Energy or its Affiliates creating or securing indebtedness for borrowed money on the part of SM Energy or its Affiliates or the deferred purchase price of property acquired by, or for services rendered to, SM Energy or its Affiliates; (s) all permanently shut-in and/or permanently abandoned wells located on Leases or Units, including those set forth on Schedule IC (collectively, the “Excluded Wells”); and (t) except as otherwise partially assigned to Buyer as provided for in clause (g) of the definition of Assets, the Development Agreement (including, without limiting the generality of the foregoing, Section 20.3 of the Development Agreement shall also comprise part of the Excluded Assets) and the Letter Agreement.

“Excluded Wells” has the meaning set forth in the definition of Excluded Assets.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Leases” means those Leases issued by the United States Department of the Interior or any of its agencies.

“Financial Statements” has the meaning set forth in Section 8.4(b).

“Final Settlement Statement” has the meaning set forth in Section 2.6(b).

“Franchise Tax Liability” means any Liability for Tax (other than an Income Tax Liability or a Liability for Asset Taxes) imposed by a state on SM Energy, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, measured by or attributable to gross or net income and/or capital for the privilege of engaging in business in that state.

“Frontier Formation” means the stratigraphic equivalent of the correlative interval between the top of the Frontier Formation at 12,600’ measured depth to the base of the Frontier Formation at 12,900’ measured depth as defined on the Platform Express/Triple Combo Log for the SM Energy Buttermilk State 3976-15-22-1FH (API# 049-009-29560-0000) which was logged on November 29th, 2016.

“Fundamental Representations” has the meaning set forth in Section 13.8(a).

“GAAP” means the generally accepted accounting principles in the United States of America.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other

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authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including toxic or hazardous or extremely hazardous substances, hazardous materials, solid or hazardous wastes, oil and gas exploration and production wastes, produced water, Hydrocarbons, radioactive materials (including NORM), asbestos-containing materials and other substances referenced in Section 7.2.

“Held By Production” means, with respect to a Net Acre, such Net Acre is held by production of Hydrocarbons in paying quantities from one or more Wells located on, or producing from, the lands covering one or more Leases, and no further drilling or other operations are required on the lands covered by such Leases for such Net Acre to remain held by production or otherwise remain in force and effect unless the Wells holding such lands cease to produce in paying quantities as provided in the applicable Lease.  For the avoidance of doubt, solely with respect to any Lease identified on Schedule ID, the existence of a Pugh clause in such Lease shall not bar classification of such Lease as Held By Production so long as such Pugh clause does not take effect earlier than January 1, 2024 and affect more Net Acres than the amount described on Schedule ID with respect to such Lease.

“Held By Unit” means, with respect to a Net Acre, such Net Acre is held by production of Hydrocarbons in paying quantities from one or more Wells located on, or producing from, any one or more existing Units, and no further drilling or other operations are required on the lands covered by such Units for such Net Acre to remain held by production or otherwise remain in force and effect unless the Wells holding such lands cease to produce in paying quantities as provided in the applicable Lease; provided:

(A) solely with respect to the Net Acres committed to the White Lightning Unit, the Net Acres committed to the White Lighting Unit shall be deemed to be “Held By Unit” if and only if, pursuant to the terms of the White Lightning Unit Agreement and as a result of the United States Bureau of Land Management (the “BLM”) having determined that the Buttermilk State 3976-15-22-01FH Well is a Unit Paying Well pursuant to the Paying Well Determination for such well issued by the BLM dated January 2, 2018, no additional wells are required to be spud in the White Lightning Unit prior to November 2, 2021 (which is the date 54 months from the effective date of the first participating area in the White Lightning Unit) for such Net Acres to remain held by production or otherwise remain in force and effect;

(B) solely with respect to the Net Acres committed to the Stampede Unit, the Net Acres committed to the Stampede Unit shall be deemed to be “Held By Unit” if and only if:

(i) for the state and federal Leases committed to such Unit,

ANNEX I - 11

(1) if the Katy Fed 3876-10-15-22-1FH Well is determined by the BLM to not be a Unit Paying Well prior to the Defect Claim Date or no determination is made as to its status as a Unit Paying Well prior to the Defect Claim Date, then no additional well must be spud,

(x) under the terms of the Stampede Unit Agreement in an endeavor to drill a Unit Paying Well prior to May 28, 2018 (which is 180 days from the completion date of the Katy Fed 3876-10-15-22-1FH Well) for the Stampede Unit to remain in force and effect, and if such additional well is not spud in such time period, then the Stampede Unit will automatically terminate at the end of such time period, and

(y) prior to February 28, 2020 (which is 27 months from the completion date of the Katy Fed 3876-10-15-22-1FH Well) for the Net Acres in the federal and state leases in such unit to remain in force and effect, and

(2) if the Katy Fed 3876-10-15-22-1FH Well is determined by the BLM to be a Unit Paying Well prior to the Defect Claim Date, no additional wells are required to be spud in the Stampede Unit prior to the date 54 months from the effective date of the first participating area in the Stampede Unit associated with such well for such Net Acres to remain held by production or otherwise remain in force and effect, and;

(ii) for the fee Leases committed to such Unit,

(1)  if the Katy Fed 3876-10-15-22-1FH Well is determined by the BLM to not be a Unit Paying Well prior to the Defect Claim Date or no determination is made as to its status as a Unit Paying Well prior to the Defect Claim Date, then no additional wells are required to be spud prior to May 28, 2018 (which is the date 180 days from the completion date of the Katy Fed 3876-10-15-22-1FH Well) for such Net Acres to remain in force and effect; provided no more than 2,240 Net Acres shall be determined to be Held By Unit in the Stampede Unit pursuant to this clause (ii)(1), and

(2)  if the Katy Fed 3876-10-15-22-1FH Well is determined by the BLM to be a Unit Paying Well prior to the Defect Claim Date, no additional wells are required to be spud in the Stampede Unit prior to the date 54 months from the effective date of the first participating area in the Stampede Unit associated with such well for such Net Acres to remain held by production or otherwise remain in force and effect, and;

(C) solely with respect to the Net Acres committed to the Maples Butte Unit, the Net Acres committed to the Maples Butte Unit shall be deemed to be “Held By Unit” if any only if, pursuant to the terms of the applicable Unit Agreement, no additional wells

ANNEX I - 12

are required to be spud in the Maples Butte Unit prior to February 27, 2020 (which is the date 54 months from August 27, 2015) for such Net Acres to remain held by production or otherwise remain in force and effect; provided, that no more than 400 Net Acres shall be determined to be Held By Unit in the Maples Butte Unit pursuant to this clause (C).

For the avoidance of doubt, solely with respect to any Lease identified on Schedule ID, the requirement of an annual payment to continue to hold all or a portion of such Lease in full force and effect so long as such Lease is not included in a participating area shall not bar classification of such Lease as Held By Unit so long as such payments (a) do not exceed the amounts identified on Schedule ID with respect to such Lease by more than 15%, (b) are capable of maintaining such Lease for the period identified on Schedule ID with respect to such Lease and (c) do not affect more Net Acres than the amount described on Schedule ID with respect to such Lease.

“Hire Date” has the meaning set forth in Section 8.7(b).

“Hydrocarbons” has the meaning set forth in the definition of “Assets” above.

“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of SM Energy therein and the shares of production from the relevant Well to which SM Energy is entitled or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to SM Energy and the Hydrocarbons actually delivered on behalf of SM Energy at that point.

“Income Tax Liability” means any Liability of SM Energy, any of its direct or indirect owners or Affiliates or any combined, unitary, or consolidated group of which any of the foregoing is or was a member attributable to any U.S. federal, state or local income Tax, measured by or imposed on the net income, profits, revenue or similar measure (including any capital gains, alternative minimum, and net worth Taxes), but excluding any Liability for Asset Taxes.

“Indemnified Party” has the meaning set forth in Section 13.7(a).

“Indemnifying Party” has the meaning set forth in Section 13.7(a).

“Individual Environmental Threshold” means $50,000.

“Individual Title Defect Threshold” means $50,000.

“Interim Period” means that period of time from and after the Effective Time up to Closing.

“Invasive Activities” has the meaning set forth in Section 5.1(b).

“Knowledge” means (a) with respect to SM Energy, the actual knowledge (after due inquiry of direct reports) of the following Persons: Tim Keating — Rockies Land Manager, Aaron Fuhr — Rockies Asset Manager, Bobby Balcer — Rockies Production Engineering Manager, Luke Studer — Senior EH&S Specialist, Mike Roach — Assistant Vice President, Tax, Herb Vogel —

ANNEX I - 13

Executive Vice President — Operations, and Rob Diedrich — Vice President — Resources, and (b) with respect to Buyer, the actual knowledge (after due inquiry of direct reports) of the following Persons:  the officers of Buyer.

“Laws” means any constitution, decree, resolution, law (including common law), statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or judgment, settlement, or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” has the meaning set forth in the definition of “Assets” above.

“Letter Agreement” means that certain Letter Agreement dated December 7, 2017, between SM Energy and SPM.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, settlements, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any attorneys’ fees and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or Remediation.

“Maples Butte Unit” means the federal exploratory Unit established by the Maples Butte Unit Agreement.

“Maples Butte Unit Agreement” means the Unit Agreement for the Development and Operation of the Maples Butte Unit Area, Converse County, Wyoming, dated May 23, 2011, with serial number WYW-181011X.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on (i) the ownership, operation or financial condition of the Assets, taken as a whole or (ii) the ability of SM Energy to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that “Material Adverse Effect” shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry in the state of Wyoming; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement pursuant to Section 12.1, without cost to Buyer; (h) changes in GAAP; and (i) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article VIII; provided, that, in each case, the changes and effects described in clauses (a), (b) and (c) of this definition do not disproportionately affect the Assets, taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.7(a).

ANNEX I - 14

“Net Acre” means, as computed separately with respect to each Target Formation in each Section, the product obtained by multiplying (a) the number of surface acres covered by such Section, by (b) the lessor’s undivided percentage interest in the mineral estate in the lands covered by each Lease (insofar as covered by such Section), by (c) SM Energy’s undivided leasehold interest in such Lease; provided, however, if item (a), (b) or (c) of this definition varies as to different areas within any tracts or parcels burdened by such Lease or within any of the depths set forth on Exhibit A for such Lease, a separate calculation shall be performed with respect to each such area or depth.

“Net Profits Royalty Interest” has the meaning set forth in the Development Agreement.

“Net Revenue Interest” means, with respect to any Well or Section (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Section (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)), after giving effect to all Burdens thereon.

“Niobrara Formation” means the stratigraphic equivalent of the correlative interval between the top of the Niobrara Formation at 11,900’ measured depth to the base of the Niobrara Formation at 12,399’ measured depth as defined on the Platform Express/Triple Combo Log for the SM Energy Buttermilk State 3976-15-22-1FH (API# 049-009-29560-0000) which was logged on November 29th, 2016.

“NORM” means naturally occurring radioactive material.

“Oil and Gas Properties” means the Leases, Units, Sections and Wells.

“Operating Expenses” means all operating expenses and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the Applicable Operating Agreements, and overhead costs charged to the Assets by Third Party Operators under the Applicable Operating Agreements or the amount of $11,000 per month per Well operated by SM Energy (during drilling and completion operations) and $1,100 per month per Well operated by SM Energy (after completion) (which shall be the only amounts chargeable as “Operating Expenses” with respect to SM Energy’s overhead and other administrative costs and expenses), but excluding Income Tax Liabilities, Franchise Tax Liabilities and obligations and Liabilities attributable to (a) personal injury or death, (b) obligations to plug and abandon wells and dismantle or decommission facilities, (c) the Remediation or attempted Remediation of any Environmental Defect under Environmental Laws or otherwise, (d) obligations with respect to Imbalances, (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (f) any costs or expenses incurred by SM Energy in connection with the cure (or attempted cure) of any Title Defect or other title matter or any Environmental Defect (collectively, the “Defect Curative Costs”), (g) any costs or expenses incurred by SM Energy in connection with (i) the cure (or attempted cure) of any breach of this Agreement by SM Energy

ANNEX I - 15

(collectively, the “Agreement Curative Costs”), or (ii) matters which SM Energy has agreed hereunder or under any other Transaction Document to indemnify, defend or hold harmless any member of the Buyer Indemnified Parties (including SM Energy’s obligations under Article XIII, including with respect to the Retained Obligations), (h) obligations with respect to Casualty Losses under Section 6.3(b), (i) obligations of SM Energy with respect to SM Energy’s or its Affiliates’ hedges and obligations of indebtedness for borrowed money, (j) Asset Taxes and Subject Transfer Taxes, and (k) obligations of SM Energy with respect to clause (f) of the definition of Retained Obligations.

“Operator” means the Person serving as operator under any Applicable Operating Agreement.

“Outside Termination Date” means April 25, 2018; provided, however, that if the Closing is delayed pursuant to Section 6.2(j), Section 6.4(c)(iii), and/or Section 7.1(e), as applicable, the Outside Termination Date shall be the date that is fifteen (15) Business Days after the condition in Section 9.1(e) and Section 9.2(e) has been satisfied or waived by the applicable Party in writing in such Party’s sole discretion.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permits” means any permits (including Environmental Permits), licenses, authorizations, registrations, certifications, exemptions, variances, consents, filings or approvals granted or issued by any Governmental Authority.

“Permitted Encumbrances” means:

(a)           lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest or Net Acres of SM Energy in any Well or any Target Formation of any Section to an amount less than the Net Revenue Interest or Net Acres set forth on Exhibit B for such Well or such Target Formation of such Section or (ii) obligate SM Energy to bear a Working Interest for such Well or Section in any amount greater than the Working Interest set forth on Exhibit B for such Well or Section (unless the Net Revenue Interest of SM Energy for such Well or Section is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest) (clauses (i) and (ii) collectively, the “Subject Burdens”);

(b)           Preferential Rights or similar agreements with respect to which (A) waivers are obtained from the appropriate parties for the transactions contemplated hereby, or (B) required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for making an election has expired without an exercise of such rights;

(c)           required third party consents to assignments or similar agreements with respect to which (A) consents in form reasonably acceptable to Buyer have been obtained from the appropriate parties for the transactions contemplated hereby prior to Closing at SM Energy’s sole cost and expense, or (B) required notices have been given for the

ANNEX I - 16

transactions contemplated hereby to the holders of such rights and the applicable period (as specified in the contract, agreement or other instrument granting or reserving such rights) for giving notice of objection or withholding of consent has expired without an exercise of such rights or the period within which the failure to respond to such notice is considered under the relevant contract, agreement or other instrument as deemed consent has expired without SM Energy’s receipt of a notice of objection or withholding of consent;

(d)           liens for Taxes or assessments not yet due or delinquent or being contested in good faith in the normal course of business and if so contested, are identified on Schedule 3.13;

(e)           Customary Post-Closing Consents;

(f)            other than such rights that have already been triggered, conventional rights of reassignment;

(g)           such Title Defects as Buyer may have waived in writing in its sole discretion or is deemed to have waived pursuant to Section 6.2(a) or Title Defects that were not properly asserted by Buyer prior to the Defect Claim Date pursuant to Section 6.2(a) (other than claims which may be made pursuant to the special warranty of title set forth in the Assignment);

(h)           all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(i)            rights of a common owner of any interest in rights-of-way or easements currently held by SM Energy and such common owner as tenants in common or through common ownership to the extent that the same does not (A) materially impair or adversely affect in any material respect the value, use, ownership or operation of the Assets (excluding the drilling of oil and gas wells on the Lands), (B) materially impair or adversely affect in any material respect the drilling of oil and gas wells on the Lands; provided, however, this clause (B) does not apply to any instrument identified on Schedule I hereto to the extent a true and correct copy of such instrument has been provided to Buyer not later than five (5) Business Days prior to the Execution Date, nor (C) result in any Subject Burden;

(j)            easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines,

ANNEX I - 17

distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment (in each case) that do not (A) materially impair or adversely affect in any material respect the value, use, ownership or operation of the Assets (excluding the drilling of oil and gas wells on the Lands); (B) materially impair or adversely affect in any material respect the drilling of oil and gas wells on the Lands; provided, however, this clause (B) does not apply to any instrument identified on Schedule I hereto to the extent a true and correct copy of such instrument has been provided to Buyer not later than five (5) Business Days prior to the Execution Date, nor (C) result in any Subject Burden;

(k)           zoning and planning ordinances and municipal regulations (in each case) that do not result in any Subject Burden;

(l)            vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like Encumbrances arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due;

(m)          customary Encumbrances created under Leases and/or Applicable Operating Agreements or by operation of Law in respect of obligations that are not yet due;

(n)           any Encumbrance affecting the Assets which is discharged by SM Energy at its sole cost at or prior to Closing;

(o)           any Applicable Contracts (other than Leases and title instruments), restrictions or exclusions that are specifically identified on Exhibit A or Exhibit B, as applicable, and all litigation referenced on Schedule 3.6; and

(p)           the Leases and Contracts (including the Applicable Contracts) that (in each case) neither (i) materially impair or adversely affect in any material respect the value, use, ownership or operation of the Assets (as currently owned and operated) or the ability to drill a well thereon nor (ii) result in any Subject Burden.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” means equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property, including saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks).

“Phase I Assessment” has the meaning set forth in Section 5.1(b).

ANNEX I - 18

“Phase I Well” has the meaning set forth in the Development Agreement.

“Phase II Well” has the meaning set forth in the Development Agreement.

“Preferential Right” means any preferential right to purchase, right of first refusal or similar right pertaining to an Asset or the transactions contemplated hereby.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.2, as such amount may be adjusted from time to time pursuant to Section 2.4 and Section 2.6.

“Records” has the meaning set forth in the definition of “Assets” above.

“Related Person” has the meaning set forth in Section 14.17.

“Release” means spilling, pumping, escaping, emitting, emptying, pouring, emitting, leaking, seeping, discharging, contaminating, migrating, leaching, abandoning, placing, discarding, disposing, injecting or dumping of Hazardous Substances into the environment.

“Remediation” means, with respect to an Environmental Defect, the implementation and completion of any remedial, removal, monitoring, response, construction, closure, disposal or other corrective actions required under Environmental Laws or Environmental Permits or Applicable Contracts to restore the Asset to compliance with Environmental Laws or  Environmental Permits or Applicable Contracts, or to otherwise correct, remove or monitor such Environmental Defect in compliance with Environmental Laws and Environmental Permits and Applicable Contracts.

“Remediation Amount” means, with respect to an Environmental Defect, the present value as of the Closing Date of the cost (net to the Asset) of the most reasonably cost effective Remediation of such Environmental Defect in compliance with Environmental Laws and Environmental Permits and Applicable Contracts.

“Retained Obligations” means all obligations and Liabilities of SM Energy and its Affiliates, known or unknown, arising from, based on or associated with any the following:

(a)           all obligations and Liabilities for Seller Taxes (taking into account, and without duplication of, such Asset Taxes effectively borne by SM Energy as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.4 and Section 2.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 10.1(c));

(b)           all obligations and Liabilities with respect to SM Energy’s indebtedness for borrowed money or security in respect thereof;

(c)           except to the extent the Purchase Price is reduced pursuant to Section 2.4, all Operating Expenses for which SM Energy is responsible pursuant to Section 2.4, but only to the extent claims relating thereto are asserted (or the facts or circumstances relating to such

ANNEX I - 19

Operating Expenses become known by Buyer or SM Energy) prior to the second anniversary of Closing;

(d)           all obligations and Liabilities relating to or arising out of the Excluded Assets;

(e)           all obligations and Liabilities associated with, related to, or arising from or in connection with (i) the employment or engagement of any Business Employee who does not become a Continuing Employee or other current or former employee or independent contractor of SM Energy or any of its Affiliates, including all Liabilities arising from or relating to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof arising at any time before, on or after the Closing, (ii) the employment or engagement of a Continuing Employee arising or relating to any period of time on or prior to such Continuing Employee’s Hire Date and (iii) all obligations and Liabilities arising in connection with any SM Energy Benefit Plan, including all Controlled Group Liabilities;

(f)            all obligations and Liabilities relating to any matters set forth on Schedule 3.6, Schedule 3.9, Schedule 3.11 (relating to the remediation work with respect to the matter set forth in clause (1) of Schedule 3.12) or Schedule 3.12;

(g)           all obligations and Liabilities relating to any matters that should have been (but are not, as of the Execution Date) set forth on Schedule 3.6, Schedule 3.9, Schedule 3.11 (relating to the remediation work with respect to the matter set forth in clause (1) of Schedule 3.12) or Schedule 3.12, as applicable, but only to the extent claims relating thereto are asserted (or the facts or circumstances relating to such matters become known by Buyer or SM Energy) prior to the first anniversary of Closing;

(h)           acquisition costs, brokers fees, bonus payments or other costs or expenses incurred by SM Energy or its Affiliates prior to Closing in connection with the acquisition or purchase of any Oil and Gas Properties;

(i)            any extension payments, renewal payments, rentals and other Lease or other lease maintenance payments relating to the Assets and incurred by SM Energy or its Affiliates prior to Closing;

(j)            any Defect Curative Costs and Agreement Curative Costs;

(k)           all obligations and Liabilities arising out of or relating to the gross negligence or willful misconduct of SM Energy or any of its Affiliates in connection with its ownership or operation of the Assets prior to the Closing, but only to the extent claims relating thereto are asserted (or the facts or circumstances relating to such gross negligence or willful misconduct of SM Energy or any of its Affiliates become known (with no duty of inquiry) by any Designated SM Energy Person) prior to the first anniversary of the Closing; and

(l)            all obligations and Liabilities (i) attributable to the period prior to the Closing Date with respect to the provisions of the Development Agreement that are assigned to Buyer at Closing as provided in clause (g) of the definition of Assets other than Operating Expenses

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incurred thereunder after the Effective Time and (ii) under the Letter Agreement, including payment obligations with respect to the Cancelled Wells and Additional Interests.

“Rules and Regulations” has the meaning set forth in Section 8.4(b).

“Scheduled Closing Date” has the meaning set forth in Section 11.1.

“Schedules” means the schedule delivered to Buyer prior to the execution of this Agreement setting forth specific exceptions to SM Energy’s representations and warranties set forth in this Agreement.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Section” shall mean each approximate six hundred and forty (640) acre governmental section, as set forth on Exhibit B.

“Securities Act” has the meaning set forth in Section 8.4(b).

“Seismic License” means the Seismic License from SM Energy, as Licensor, to Buyer, as Licensee, covering all geological and geophysical data (including seismic data) included in the Assets, substantially in the form attached hereto as Exhibit D.

“Seller Taxes” shall mean (a) all Income Tax Liabilities and Franchise Tax Liabilities, (b) Asset Taxes allocable to SM Energy pursuant to Section 10.1(a), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of SM Energy that is not part of the Assets, (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (e) any Subject Transfer Taxes imposed on SM Energy pursuant to Section 10.2.

“Shannon Formation” means the stratigraphic equivalent of the correlative interval between the top of the Shannon Formation at 10,653’ measured depth to the base of the Shannon Formation at 10,830’ measured depth as defined on the Platform Express/Triple Combo Log for the SM Energy Buttermilk State 3976-15-22-1FH (API# 049-009-29560-0000) which was logged on November 29th, 2016.

“SM Energy” has the meaning set forth in the preamble to this Agreement.

“SM Energy Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, at any time by SM Energy or any of its ERISA Affiliates or to which SM Energy or its ERISA Affiliate(s) makes or has made, or has or has had an obligation to make, contributions at any time or has, or could reasonably be expected to have, any direct or indirect Liability.

“SM Energy Certificate” has the meaning set forth in Section 9.1(c).

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“SM Indemnified Parties” has the meaning set forth in Section 13.3.

“SPM” means SPM NAM LLC.

“Stampede Unit” means the federal exploratory Unit established by the Stampede Unit Agreement.

“Stampede Unit Agreement” means the Unit Agreement for the Development and Operation of the Stampede (Deep) Unit Area, Converse County, Wyoming, dated November 17th, 2014, with serial number WYW-183932X.

“Subject Burdens” has the meaning set forth in the definition of Permitted Encumbrances.

“Subject Special Warranty Claims” means those claims made by Buyer under the special warranty of title in the Assignment.

“Subject Transfer Taxes” has the meaning set forth in Section 10.2.

“Surface Contracts” has the meaning set forth in the definition of “Assets” above.

“Sussex Formation” means the stratigraphic equivalent of the correlative interval between the top of the Sussex Formation at 10,240’ measured depth to the base of the Sussex Formation at 10,350’ measured depth as defined on the Platform Express/Triple Combo Log for the SM Energy Buttermilk State 3976-15-22-1FH (API# 049-009-29560-0000) which was logged on November 29th, 2016.

“Target Formation(s)” shall mean (a) with respect to each Well, any currently producing formation(s) for such Well and (b) with respect to each Section, the Sussex Formation, Shannon Formation, Niobrara Formation and Frontier Formation, as applicable (except, to the extent applicable, for any depth limitations expressly set forth on Exhibit B).

“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state, local, non-U.S. taxes,  assessments, fees, unclaimed property and escheat obligations, duties, levies, imposts and other similar charges imposed by a Governmental Authority, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, severance, production, stamp, occupation, premium, property, windfall profit or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and (b) any liability in respect of any item described in clauses (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Returns” shall mean any report, return, claim for refund, election, document, estimated Tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes, including any schedule, attachment or amendment thereto.

ANNEX I - 22

“Third Party Claim” has the meaning set forth in Section 13.7(b).

“Third Party Operator” has the meaning set forth in Section 5.1(a).

“Title Arbitrator” has the meaning set forth in Section 6.2(j).

“Title Benefit” means any right, circumstance or condition that operates (a) to increase the Net Revenue Interest being assigned to Buyer in any Well or Section above that shown for such Well or Section in Exhibit B, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Exhibit B, or (b) to increase the Net Acres being assigned to Buyer in any Section to greater than that shown therefor in Exhibit B.

“Title Benefit Amount” has the meaning set forth in Section 6.2(b).

“Title Benefit Notice” has the meaning set forth in Section 6.2(b).

“Title Benefit Property” has the meaning set forth in Section 6.2(b).

“Title Deductible” has the meaning set forth in Section 6.2(i).

“Title Defect” means (a) any Encumbrance, defect or other matter that causes SM Energy not to have Defensible Title in and to any Asset or with respect to any Target Formation of any Section as set forth on Exhibit B or (b) that the expiration of the primary term of any Lease is incorrectly listed on Exhibit A and the actual expiration of such primary term (x) is prior to the date listed on Exhibit A and (y) will occur prior to January 1, 2020; provided, that this clause (b) shall not apply to any Lease whose primary term expired prior to the Defect Claim Date where such Lease is, as of the Defect Claim Date, (i) Held By Production or (ii) Held By Unit, and, provided, further, that the following shall not be considered Title Defects:

(a)           defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)           defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)           liens (that are liquidated in amount and not in default or subject to foreclosure) created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would not customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease, if the lien holder has not asserted a claim of default or exercised, or threatened in writing to exercise, foreclosure proceedings;

ANNEX I - 23

(d)           defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable county records; unless Buyer provides affirmative evidence that such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(e)           defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that causes Buyer to reasonably believe such corporate or other entity action could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(f)            defects that have been cured by applicable Laws of limitations or prescription;

(g)           defects based solely on the existence of prior oil and gas leases relating to the Assets that are expired (where the primary terms of such leases expired ten years or more prior to the Execution Date) and no longer in force and legal effect but not surrendered of record;

(h)           defects based on a failure to record name changes or mergers or power of attorney authority in the applicable county records unless Buyer provides affirmative evidence that such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset; and

(i)            any Encumbrance or loss of title resulting from SM Energy’s conduct of business after the Execution Date in compliance with Section 8.1.

“Title Defect Amount” has the meaning set forth in Section 6.2(g).

“Title Defect Notice” has the meaning set forth in Section 6.2(a).

“Title Defect Property” has the meaning set forth in Section 6.2(a).

“Title Disputed Matters” has the meaning set forth in Section 6.2(j).

“Transaction Document” means this Agreement and those other documents executed and delivered by the Parties pursuant to or in connection with this Agreement (including the Transition Services Agreement, the Seismic License, the Assignment, the SM Energy Certificate and the Buyer Certificate).

“Transition Services Agreement” means a document in substantially the form attached hereto as Exhibit E.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unit” has the meaning set forth in the definition of “Assets” above.

ANNEX I - 24

“Unit Paying Well” means a well capable of producing quantities of oil and/or gas sufficient to repay the costs of drilling, completing, and producing operations, with a reasonable profit, as further described in 43 C.F.R. § 3186.1, Section 9.

“Well” has the meaning set forth in the definition of “Assets” above.

“Well Payout” has the meaning set forth in the Development Agreement.

“White Lightning Unit” means the federal exploratory Unit established by the White Lightning Unit Agreement.

“White Lightning Unit Agreement” means the Unit Agreement for the Development and Operation of the White Lightning (Deep) Unit Area, Converse County, Wyoming, dated January 20th, 2015, with serial number WYW-183938X.

“Working Interest” means, with respect to any Well or Section (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)), the interest in and to such Well or Section (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Section (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B for such Well or Section and any currently producing formations (for such Well)), but without regard to the effect of any Burdens; provided, however, that, with respect to any portion of SM Energy’s interest in any Well or Section which is comprised of or attributable to one or more Federal Leases, “Working Interest” also means Operating Rights as defined in 43 C.F.R. § 3100.0-5(d).

ANNEX I - 25